Exhibit 10.3

LOAN AGREEMENT
Dated March 6, 2018
among
KBS SOR CITY TOWER, LLC,
as Borrower

BBVA COMPASS,
as Administrative Agent, Sole Lead Arranger and Sole Bookrunner
and
the Lenders party hereto

5.11	Employee Benefit Plans	34
5.12	Environmental Matters	34
5.13	Title to Properties; Liens	35
5.14	Payment of Taxes	35
5.15	Governmental Regulation	35
5.16	Governmental Approvals, Intellectual Property etc	35
5.17	Labor Disputes	35
5.18	Compliance	35
5.19	Margin Stock	35
5.20	Name and Organization	36
5.21	Solvency	36
5.22	Disclosure	36
5.23	Subdivision; Streets; Utilities	36
5.24	Single Purpose Entity	36
5.25	Casualty	36
5.26	No Material Adverse Change	36

ARTICLE VI COVENANTS		36
6.1	Financial Information/Reporting	36
6.2	Notices and Information	38
6.3	Existence, Etc	39
6.4	Payment of Obligations	39
6.5	Maintenance of Properties	39
6.6	Insurance	39
6.7	Casualty/Condemnation	42
6.8	Inspection	43
6.9	Compliance with Laws, Etc.	43
6.10	Books and Records	43
6.11	Maintenance of Permits, Etc.	43
6.12	Leasing Restrictions	44
6.13	Defaults Under Leases	45
6.14	Material Notices	45
6.15	Required Repairs	45
6.16	Use of Premises	45
6.17	No Commingling of Funds/Accounts	46

6.18	Personal Property	46
6.19	Appraisals	46
6.20	Loss of Note	46
6.21	Site Visits, Observations and Testing	46
6.22	Single Purpose Entity	47
6.23	Underground Storage Tank Removal and Remediation	48
6.24	Hedging Contracts	49
6.25	Guarantor Impairment	49
6.26	Capital Improvements Reserve	49

ARTICLE VII NEGATIVE COVENANTS		50
7.1	Liens, Etc.	50
7.2	Debt	50
7.3	Mezzanine Debt	50
7.4	Borrower as Tenant	50
7.5	Equity Payments, Etc.	50
7.6	Fundamental Changes; Change in Control	50
7.7	Loans, Investments, Contingent Liabilities	51
7.8	Asset Sales	51
7.9	Transactions with Affiliates	51
7.10	Conduct of Business	51
7.11	Fiscal Year	51
7.12	Limitation on Other Restrictions on Amendment of the Loan Documents	51
7.13	Limitations on Modifications of Certain Agreements and Instruments	51
7.14	Property Management and Leasing Agreements	51

ARTICLE VIII EVENTS OF DEFAULT		52
8.1	Events of Default	52
8.2	Application of Funds	54

ARTICLE IX MISCELLANEOUS		55
9.1	Amendments, Etc.	55
9.2	No Implied WAiver; Remedies Cumulative	55
9.3	Notices	55
9.4	Expenses	57
9.5	Indemnity	58
9.6	Protective Advances	58

9.7	Assignments and Participations	58
9.8	Entire Agreement	64
9.9	Survival	64
9.10	Counterparts	65
9.11	Severability	65
9.12	Headings	65
9.13	Set-off	65
9.14	Usury	65
9.15	Confidential Information	66
9.16	Binding Effect	67
9.17	Governing Lay	67
9.18	Waiver of Jury Trial	67
9.19	Consent to Jurisdiction; Venue	67
9.20	Customer Identification - USA Patriot Act Notice; OFAC	67
9.21	Limitation of Liability	68
9.22	Construction	68
9.23	Status of Parties	69
9.24	Credit Support Document	69
9.25	Omitted	69
9.26	Exculpation	69

ARTICLE X ADMINISTRATIVE AGENT		70
10.1	Appointment	70
10.2	Reliance on Administrative Agent	70
10.3	Powers	70
10.4	Disbursements	70
10.5	Distribution and Apportionment of Payments	71
10.6	Consents and Approval	75
10.7	Agency Provisions Relating to Collateral	78
10.8	Lender Actions Against Borrower or the Collateral	79
10.9	Assignment and Participation to Borrower or Guarantor	79
10.10	Ratable Sharing	79
10.11	General Immunity	80
10.12	No Responsibility for Loan, Recitals	80
10.13	Action on Instructions of the Lenders	80

10.14	Employment of Agents and Counsel	80
10.15	Reliance on Documents; Counsel	81
10.16	Administrative Agent's Reimbursement and Indemnification	81
10.17	Rights as a Lender	81
10.18	Lenders' Credit Decisions	82
10.19	Notice of Events of Default	82
10.20	Successor Administrative Agent	82
10.21	Evidence of Exemption from Withholding Taxes	83

EXHIBITS

Exhibit A	Form of Request for Extension
Exhibit B	Omitted
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Tenant Direction Notice
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Additional Advance/Reserve Release Conditions

SCHEDULES

Schedule 2.1	Commitments and Percentages
Schedule 5.7	Organizational Chart
Schedule 5.10	Litigation
Schedule 6.15	Required Repairs
Schedule 6.26	Required Capital Improvements

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated this 6th day of March, 2018, among KBS SOR CITY TOWER, LLC, a Delaware limited liability company (“Borrower”), and COMPASS BANK, an Alabama banking corporation, and any successors appointed pursuant to this Agreement, as administrative agent (“Administrative Agent”) and in its capacity as the sole lead arranger and sole bookrunner (in such capacities, “Sole Lead Arranger” and “Sole Bookrunner,” respectively) and the lenders party hereto (each a “Lender”, and collectively, the “Lenders”). The parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
1.1    Defined Terms.
In addition to terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the following meanings:
“Accounting Principles”: As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
“Additional Advance”: Shall have the meaning set forth in Section 2.1(b).
“Adjusted Rent Concessions”: Means (i) all free-rent periods or abatements (x) in excess of one month per year of Lease term, or (y) in excess of ten months of free rent, and (ii) all above-market amounts paid or foregone by Borrower directly to or on behalf of any tenant for the purpose of inducing such tenant to enter into a Lease, including, without limitation, tenant improvement allowances, moving expenses, and/or assumptions or buyouts of the tenant’s obligations under other leases as may be adjusted by Administrative Agent. The term “above-market” shall be understood to mean amounts in excess of those assumed in the then most recent Appraisal for the Premises, or, with respect to tenant improvement costs, such other amount as may be approved by Administrative Agent in its discretion. Administrative Agent shall have the right to adjust any concessions based, in part and as applicable, upon assumptions set forth in the then most current Appraisal for the Premises in question. All Adjusted Rent Concessions shall be amortized over the full Lease term with annual amortization only to be deducted for the purpose of determining Net Operating Income. (Example: Concessions in the form of above-market “tenant improvements” for a five (5) year lease term total $100,000; the annualized deduction in determining shall be $20,000).
“Adjusted Rent Rate”: Means the following percentages: If the tenant under the applicable Lease has not yet commenced paying rent, but will commence paying rent (i) in the first calendar month immediately following the date of determination, then one hundred percent (100%) of the applicable tenant’s first year rent; (ii) in the second calendar month immediately following the date of determination, ninety-two percent (92%) of the applicable tenant’s first year rent; (iii) in the third month of the calendar quarter immediately following the date of determination, eighty-three percent (83%) of the applicable tenant’s first year rent; and (iv) thereafter as reasonably determined by Administrative Agent; in each case excluding any Adjusted Rent Concessions.
“Affiliate”: As applied to any Person (the “Specified Person”), any other Person directly or indirectly controlling, controlled by, or under common control with, the Specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Specified Person, whether through the ownership of voting securities or by contract or otherwise.
“Administrative Agent”: Has the meaning set forth in the introductory paragraph hereof.
“Agreement”: This Loan Agreement, as amended, supplemented or modified from time to time.
“Applicable Margin”: 2.00% with respect to Base Rate Loans, and 1.55% with respect to LIBOR Loans.
“Appraisal”: A FIRREA conforming appraisal of the Premises, delivered at the sole cost and expense of Borrower, which appraisal must be satisfactory to Administrative Agent, in its sole and absolute discretion.
“Assignment and Assumption”: Has the meaning set forth in Section 9.7 hereof.
“Assignment of Leases”: That certain Assignment of Leases and Rents dated or effective of even date herewith executed by Borrower in favor of Administrative Agent, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate”: The interest rate per annum published in the New York edition of The Wall Street Journal from time to time as the “Prime Rate”. If The Wall Street Journal ceases to publish the “Prime Rate,” Administrative Agent shall select an alternate publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Administrative Agent shall select a comparable interest rate index. The Prime Rate is a non-managed rate based upon prevailing prime rates quoted in The Wall Street Journal. If multiple prime rates are quoted in the table, then the highest prime rate will be the Prime Rate. Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the effective date of such change in the Prime Rate.
“Base Rate Loan”: Any portion of the Loan bearing interest at a rate based upon the Base Rate.
“Business Day”: A day other than a Saturday, Sunday or a day on which Administrative Agent is closed; provided that, for the purposes of determining LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.
“Capex/Renovation Advances”: Has the meaning set forth in Section 2.1(b)(ii).
“Capital Improvements Reserve”: Has the meaning set forth in Section 6.26.
“Capital Lease”: Any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with Accounting Principles, is or is required to be accounted for as a capital lease on the balance sheet of that Person.
“Cash Sweep Collateral Release”: Means (i) no Event of Default has occurred and is continuing, and (ii) either (a) that the Debt Service Coverage Ratio (excluding the Cash Sweep Credit) shall have been equal to or in excess of 1.35:1.00 for two (2) consecutive DSCR Test Periods, or (b) Borrower permanently repays (without the necessity of paying a Prepayment Premium) a portion of the Loan (which may include any Sweep Collateral then being held in the Clearing Account pursuant to Section 3.11) in an amount sufficient to have caused such Debt Service Coverage Ratio (excluding the Cash Sweep Credit) to have been satisfied as of the applicable test date.
“Cash Sweep Credit”: Means an assumed application of any Sweep Collateral then being held by Administrative Agent to a reduction in the outstanding principal amount of the Loan in connection with the calculation of the Debt Service Coverage Ratio.
“Cash Sweep Cure”: Means (i) the date of delivery of notice from Administrative Agent to Borrower that the Debt Service Coverage Ratio (including the Cash Sweep Credit) shall have been equal to or in excess of 5 basis points in excess of the applicable Debt Service Coverage Ratio indicated in the definition of Cash Sweep Trigger for two (2) consecutive DSCR Test Periods following delivery of notice from Administrative Agent that a Cash Sweep Period has commenced, and (ii) no Event of Default shall have occurred and be continuing. In connection with the satisfaction of the Debt Service Coverage Ratio in item (i) above, Borrower may, at its election, either (a) permanently repay (without the necessity of paying a Prepayment Premium) a portion of the Loan (which may include any Sweep Collateral then being held in the Clearing Account pursuant to Section 3.11) in an amount sufficient to have caused such Debt Service Coverage Ratio (excluding the Cash Sweep Credit) to have been satisfied as of the applicable test date or (b) deposit additional

Sweep Collateral pursuant to Section 3.11 with Administrative Agent, in an amount sufficient to caused such Debt Service Coverage Ratio (including the Cash Sweep Credit) to have been satisfied as of the applicable test date.
“Cash Sweep Period”: The period commencing upon the date of delivery of notice from Administrative Agent to Borrower that a Cash Sweep Trigger has occurred and continuing until delivery of notice from Administrative Agent that a Cash Sweep Cure has occurred.
“Cash Sweep Trigger”: The occurrence of any of the following:
(a)    when Administrative Agent has determined that, (x) commencing from and after June 30, 2019, the Debt Service Coverage Ratio (determined as of the last day of any calendar quarter) was less than 1.15:1.0 (the “First Cash Sweep DSCR Covenant”), (y) commencing from and after June 30, 2020, the Debt Service Coverage Ratio (determined as of the last day of any calendar quarter) was less than 1.25:1.0 (the “Second Cash Sweep DSCR Covenant”), or (z) commencing after (1) the Debt Service Coverage Ratio was not less than 1.45 for two consecutive calendar quarters and (2) Borrower either has completed the Required Capital Improvements or funded the Capital Improvements Reserve, pursuant to Section 6.26 hereof, the Debt Service Coverage Ratio (determined as of the last day of any calendar quarter) was less than 1.30:1.0 (the “Third Cash Sweep DSCR Covenant,” and together with the First Cash Sweep DSCR Covenant and the Second Cash Sweep DSCR Covenant, the “Cash Sweep DSCR Covenant”); for purposes of calculating the Debt Service Coverage Ratio for a Cash Sweep Trigger, Gross Receipts shall be deemed to include rent at the Adjusted Rent Rate; or
(b)    the occurrence of an Event of Default.
“Change in Control”: Any one or more of the following:
(a)    KBS Strategic Opportunity REIT, Inc. shall cease to (i) beneficially own and control, directly or indirectly, free and clear of any Lien (other than Administrative Agent’s Lien), at least 51% of the issued and outstanding Ownership Interests of Borrower (without regard to the occurrence of any contingency), or (ii) control the day-to-day decisions of Borrower and any direct or indirect managing member or general partner of Borrower;
(b)    Other than with respect to the shareholders in Sponsor, any equity interest of Borrower is owned beneficially or of record by a Person whose business and moral reputation is not reasonably acceptable to Administrative Agent or with respect to whom Administrative Agent has a policy against conducting business or is prohibited by Law from doing so;
(c)    Other than with respect to the shareholders in Sponsor, any transfer of Ownership Interests of Borrower (i) in excess of 20%, in the aggregate, to any Person and its Affiliates who does not, as of the Closing Date hold in excess of a 20% Ownership Interest in Borrower, without 30 days prior notice to and written approval of Administrative Agent and the Lenders (provided, however, that the indirect ownership interest of Borrower may be transferred to a new entity that is wholly-owned (directly or indirectly) by Sponsor to effect a corporate reorganization and such transfer shall not be deemed to be a “Change in Control” requiring advance notice to, or approval by, Administrative Agent), or (ii) in violation of the USA Patriot Act or other anti-terrorism or anti-money laundering Laws.
Notwithstanding the foregoing, Permitted Transfers are expressly excluded from this definition of Change in Control.

“Change in Law”: Means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Clearing Account”: Means an account established by Borrower with Administrative Agent.
“Closing Date”: The date of this Agreement.
“Code”: The Internal Revenue Code of 1986, as amended, and any successor statute or provision thereof.
“Collateral”: All property, assets, contracts, interests, and rights on or in which a Lien is granted to Administrative Agent pursuant to this Agreement or any of the other Security Documents.
“Commitment”: Means, as to any Lender, other than a Participant, the maximum dollar amount which such Lender has agreed to loan to Borrower, upon the terms and subject to the conditions of this Agreement, as set forth on Schedule 2.1 attached hereto, as amended from time-to-time in accordance with each transfer of all or a portion of the Loan.
“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time and any successor statute.
“Compliance Certificate”: A certificate in the form of Exhibit C.
“Debt”: As applied to any Person, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with Accounting Principles, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business for which payment is due and is made within 90 days or less), (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured has been assumed by that Person or is nonrecourse to the credit of that Person, (f) obligations in respect of letters of credit, (g) obligations under Hedging Contracts (the amount of which shall be determined by reference to the termination cost on the date of determination), and (h) guarantees of, or similar obligations with respect to, any of the foregoing of any other Person.
“Debt Service Coverage Ratio”: As of the end of any calendar quarter, the ratio of (a) the Net Operating Income of Borrower for the trailing three-month period annualized (the “DSCR Test Period”) immediately preceding said date of determination to (b) the greater of (i) actual debt service on the Loan Amount payable during the applicable DSCR Test Period multiplied by 4, and deemed interest on any unadvanced Capex/Renovation Advances that have not been terminated multiplied by 4, and (ii) deemed interest and principal payments on the outstanding principal amount of the Loan, for the applicable DSCR Test Period in an amount sufficient to fully amortize the Loan (including any unadvanced Capex/Renovation Advances that have not been terminated), over a 30-year period with interest equal to the greater of (x) the U.S. Treasury rate for 10 year obligations at the time of such calculation plus 2.5% and (y) 5.75%, all as calculated and adjusted by Administrative Agent, in its reasonable discretion (which determination shall be conclusive, absent manifest error).
“Default Rate”: Five percent (5%) above the rate which would otherwise be applicable to the Loan pursuant to Section 2.3.
“Defaulting Lender”: Has the meaning set forth in Section 10.5(b) hereof.
“Defaulting Lender’s Loan Interest”: Has the meaning set forth in Section 10.5(b) hereof.
“Dollars” and “$”: The lawful currency of the United States of America.
“DSCR Test Period”: Has the meaning set forth in the definition of Debt Service Coverage Ratio.
“Eligible Assignee”: Means any of (I) a commercial bank organized under the Laws of the United States or any State thereof or organized under the Laws of any other country which is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (I) a life insurance company organized under the Laws of any State of the United States, or organized under the Laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (I) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than Borrower or Guarantor or an Affiliate of Borrower or Guarantor) organized under the Laws of any State of the United States, and licensed or qualified to conduct such business under the Laws of any such State and having (x) total assets of at least $1,000,000,000 and (y) a net worth of at least $250,000,000; (I) a fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and having (x) total assets of at least $500,000,000 and (y) a net worth of at least $125,000,000; or (I) any Affiliate of Administrative Agent, any other Person into which, or with which, Administrative Agent is merged, consolidated or reorganized, or which is otherwise a successor to Administrative Agent by operation of law, or which acquires all or substantially all of the assets of Administrative Agent, any other Person which is a successor to the business operations of Administrative Agent and engages in substantially the same activities, or any Affiliate of any of the foregoing.
“Employee Benefit Plan”: Any employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of Borrower or any ERISA Affiliate of Borrower.
“Entity”: Any corporation, partnership, trust, limited liability company or other business entity.
“Environment”: All air, surface water, water, vapor, groundwater, drinking water supply or land, including land surface or subsurface, and all fish, wildlife, biota, and all other natural resources.
“Environmental Indemnity”: The Environmental Indemnification Agreement dated on or about the Closing Date, in form and substance satisfactory to Administrative Agent, executed and delivered by Borrower and Guarantor, on a joint and several basis, in favor of Administrative Agent, as amended, modified or supplemented from time to time.
“Environmental Insurance”: Has the meaning set forth in Section 6.6(g).
“Environmental Law” and “Environmental Laws”: All federal, state, county and local environmental, land use, development, environmental quality, zoning, health, chemical use, safety and sanitation Laws, statutes, regulations, ordinances and codes relating to the protection of human health or the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
“ERISA Affiliate”: As applied to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b), (c), (m), or (o) of the Code.
“ERISA Event”: Means (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation under such regulations), or (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(l) (2) or 4068(f) of ERISA, or (c) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, or (e) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation, or (f) the withdrawal of Borrower, any of its subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (g) the imposition of a lien pursuant to Section 412(n) of the Code.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default”: Has the meaning set forth in Section 8.1.
“Excluded Swap Obligation”: With respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under an ISDA master agreement or other agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes”: Means any of the following Taxes imposed on or with respect to Lenders or required to be withheld or deducted from a payment to any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the Laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) such Lender having some nexus with a taxing authority that is wholly unrelated to the Loan or any Loan Documents, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect an interest the Loan pursuant to a Law in effect (i) on the date hereof or (ii) on the date such Lender changes its lending office, except in each case to the extent that such Taxes were payable to such Lender immediately before it changed its lending office, (c) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA”: Means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Fee Letter”: Means the letter agreement, dated the date hereof, among Borrower, Administrative Agent, Sole Lead Arranger and Sole Bookrunner with respect to certain fees payable by Borrower in connection with the Loan, as the same may be modified or amended from time to time.
“Funding Date”: shall have the meaning set forth in Section 10.4 hereof.
“GAAP”: United States generally accepted accounting principles applied on a consistent basis.
“Governmental Approval”: Any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.
“Governmental Authority”: The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory board, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Gross Receipts”: As of any date of determination thereof, all actual, recurring revenue received by Borrower from the operation of the Premises during the applicable period immediately preceding said date of determination, including, without limitation, any and all rents received by Borrower and credit for rents at the Adjusted Rent Rate from tenants of the Premises in occupancy under binding leases, the terms of which have commenced, entered in compliance with the Loan Documents, but expressly excluding deposits, late fees, lease termination payments, delinquent recoveries and any non-recurring revenue and/or other revenue derived from any Lease (a) whose tenant is in bankruptcy or is the subject of any other insolvency proceeding, (b) which has expired and not been renewed, (c) whose tenant is in default under such Lease, beyond any applicable grace and/or cure period; (d) which is entered into by Borrower, as landlord, with any Guarantor, any Affiliate of Borrower or any Guarantor, or Borrower itself, as tenant; (e) which expires within three (3) months after the applicable DSCR Test Period; and (f) whose tenant has delivered a notice of termination to Borrower or Manager if such termination is to become effective within twelve (12) months after the applicable DSCR Test Period; provided, however, that prepaid rents and prepaid parking charges (if any) shall spread over the time period to which they pertain. Gross Receipts shall include an adjustment for vacancy equal to the greater of 10% and the actual vacancy percentage.

“Guarantor”: KBS SOR Properties, LLC, and any other Persons who execute and deliver a guaranty after the Closing Date to Administrative Agent for the benefit of the Lenders hereunder.
“Guaranty”: That certain Guaranty Agreement dated on or about the Closing Date, executed and delivered by Guarantor (on a joint and several basis if more than one Guarantor), to Administrative Agent for the benefit of the Lenders, as amended, modified or supplemented from time to time.
“Hazardous Materials”: Means (a) Any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollution, contaminant, or any related material, raw material, substance, product, or by product of any substance specified in or regulated or otherwise affected by any Environmental Law, (b) any toxic chemical or other substance from or related to industrial, commercial, or institutional activities, (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil, and other petroleum products or compounds, polychlorinated biphenyls, radon gas, and urea formaldehyde, and (d) all other substances or waste of any nature regulated pursuant to any Environmental Law.
“Hedge Pledge”: A collateral assignment of any Hedging Contract to Administrative Agent for the benefit of the Lenders in form and substance reasonably satisfactory to Administrative Agent.
“Hedging Contract”: Any interest rate, currency, equity, credit or commodity swap, cap, floor or collar, spot or foreign currency exchange transaction, cross currency rate swap, currency option, any combination of, or option with respect to, any of the foregoing or similar transactions, for the purpose of hedging Borrower's exposure to fluctuations in interest rates, exchange rates, currency, stock, portfolio or loan valuations or commodity prices.
“Improvements”: Any and all buildings, structures and other improvements, existing and to be developed, built and constructed by Borrower on the Premises.
“Indemnified Taxes”: Means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or Guarantor under any Loan Document.
“Interest Period”: Initially, the period from the Closing Date up to but not including the first Payment Date, and thereafter, each period from a Payment Date up to but not including the immediately subsequent Payment Date.
“Investor”: Means any actual or potential purchaser, transferee, assignee, servicer, participant or investor in a Secondary Market Transaction.
“ISDA Master Agreement”: An ISDA Master Agreement, as in effect from time to time, including all schedules, confirmations and other documents delivered thereunder, pursuant to which Borrower, Administrative Agent, Lender or any Affiliate of any Lender may from time to time hereafter enter into interest rate hedging transactions.

“Law” and “Laws”: Any Federal, state, or local law or laws (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
“Lease”: A lease for any portion of the Premises.
“Lender Default Period”: Has the meaning set forth in Section 10.5(b) hereof.
“Lender Hedging Contract”: Any Hedging Contract between any Borrower and any Lender or an Affiliate of any Lender.
“Lender Reply Period”: Has the meaning set forth in Section 10.6(d) hereof.
“LIBOR”: For each Interest Period, a rate per annum obtained by dividing (a) the London Interbank Offered Rate, as determined by ICE Benchmark Administration Limited (ICE) (or any successor or substitute therefor) for U.S. dollar deposits for a one-month period as obtained by Administrative Agent from Reuter's, Bloomberg or another commercially available source as may be designated by Lender from time to time, two (2) Business Days before the beginning of such Interest Period, by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, LIBOR shall not in any event be less than 0.00%.
“LIBOR Loan”: Any portion of the Loan bearing interest at a rate based upon LIBOR.
“LIBOR Reserve Percentage”: For any day, the percentage, as determined in good faith by Lender, which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of a member bank in such System.
“Lien”: Any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
“Loan”: Has the meaning set forth in Section 2.1.
“Loan Documents”: This Agreement, the Notes, the Security Documents, the Environmental Indemnity, the Guaranty, the Hedge Pledge (if any), and the Fee Letter executed in connection with the Loan, and each additional document, notice or certificate delivered to Administrative Agent by or on behalf of a Loan Party in connection with this Agreement, the credit extended hereunder, and/or the Collateral, together with all modifications, amendments, and restatements at any time made to any of the foregoing (but not any Hedging Contract).
“Loan Party”: Borrower and Guarantor and any other Affiliate of Borrower and/or Guarantor from time to time executing a Loan Document (other than Administrative Agent and the Lenders), and “Loan Parties” means all such Persons, collectively.

“Lockbox”: A lockbox address established by Borrower with Administrative Agent.
“Major Lease”: Any Lease or affiliated Leases which, in the aggregate, are for more than 25,000 rentable square feet.
“Management Agreement”: Means that certain Real Estate Property Management Agreement, dated February 13, 2018 between Borrower and Manager for the management of the Premises.
“Manager”: Means Cushman & Wakefield U.S., Inc. or such other management company approved by Administrative Agent in accordance with Section 7.14 with whom Borrower enters into an agreement for the management of the Premises.
“Material Adverse Effect”: Means (a) with respect to any Loan Party, a material adverse effect upon the condition (financial or otherwise), operations, performance, properties or prospects of such Loan Party that could reasonably be expected to impair, to a material extent, such Loan Party’s ability to perform its obligations under the Loan Documents; and (b) with respect to the Premises, a material adverse effect upon the physical condition of such Premises, or upon its operations, performance or prospects, that reduces the appraised value of the Premises to an amount that is less than eighty percent (80%) of the appraised value of the Premises as of the date hereof. The phrase “has a Material Adverse Effect” or “will result in a Material Adverse Effect” or words substantially similar thereto shall in all cases be intended to mean “has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect”, and the phrase “has no (or does not have a) Material Adverse Effect” or “will not result in a Material Adverse Effect” or words substantially similar thereto shall in all cases be intended to mean “does not or will not or could not reasonably be anticipated to result in a Material Adverse Effect”.
“Maturity Date”: Means initially March 5, 2021, as such date may be extended pursuant to Section 2.2(d) or accelerated by Administrative Agent upon the occurrence of an Event of Default.
“Mortgage”: That certain Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated or effective of even date herewith executed by Borrower in favor of Administrative Agent for the benefit of the Lenders, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented.
“Multiemployer Plan”: A “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Operating Income”: Means (a) Gross Receipts minus (b) Operating Expenses.
“Non-Defaulting Lenders”: Has the meaning set forth in Section 10.5(b) hereof.
“Non-US Lender”: Has the meaning set forth in Section 10.21(a) hereof.

“Notes”: Has the meaning set forth in Section 2.1(c).
“Obligations”: All obligations of every nature of the Loan Parties from time to time owed to Administrative Agent and/or the Lenders under the Loan Documents or under Lender Hedging Contracts, whether for principal interest, fees, expenses, indemnification, or otherwise, provided, that the Obligations of a Loan Party shall exclude any Excluded Swap Obligation with respect to such Loan Party.
“Officer’s Certificate”: A certificate signed by the Managing Member of Borrower.
“Operating Account”: Means a non-interest bearing depository account established and maintained by Borrower with Administrative Agent into which all Gross Receipts from the Premises will be deposited.
“Operating Expenses”: As of any date of determination thereof, all costs and expenses actually incurred and paid by Borrower to any third parties, whether or not related to Borrower, in the normal course of Borrower’s business and which directly relate to the leasing, operation and maintenance of the Premises, during the applicable period immediately preceding said date of determination, including, without limitation, (a) Real Estate Taxes; (b) insurance premiums; (c) utility costs; (d) advertising, legal and accounting fees; (e) repairs and maintenance; (f) a management fee equal to the greater of three percent (3%) of the annual Gross Receipts or the actual management fee for such period; (g) $0.20 per square foot per annum for capital expenditure reserves; and (h) adjustments for seasonality of operating expenses including, without limitation, tax and insurance payments and changes to occupancy; provided, however, that the payments of principal and interest required pursuant to this Agreement are specifically excluded from such calculation of Operating Expenses.
“Ownership Interest”: Means with respect to any Person, (a) any direct or indirect ownership or profit interests in, such Person, whether voting or non-voting, and including any partnership, membership or trust interests, (b) all securities or Debt convertible into or exchangeable for any of the foregoing, whether directly or indirectly, and (c) all warrants, options and other rights to purchase or acquire any of the foregoing, whether directly or indirectly.
“Participant”: Has the meaning set forth in Section 9.7(f) hereof.
“Payment Date”: The first Business Day of each month.
“Pension Plan”: Any Employee Benefit Plan other than a Multiemployer Plan which is subject to Section 412 of the Code or Section 302 of ERISA.
“Percentage”: Means as to any Lender, the ratio, expressed as a percentage, of (a) such Lender’s portion in dollars of the Loan (both funded and unfunded) as reflected in each Assignment and Assumption Agreement in which such Lender is the Eligible Assignee (but as reduced as to portions subsequently assigned by it to another Eligible Assignee) to (b) the Loan, as set forth on Schedule 2.1, as amended from time-to-time in connection with each transfer of all or a portion of the Loan.

“Permits”: Any permit, approval, authorization, license, certificate, variance, or permission required from a Governmental Authority under applicable Law.
“Permitted Encumbrances”: Means (a) liens for Taxes, assessments, or governmental charges not then due and payable and not then delinquent, (b) liens for Taxes, assessments, or governmental charges the validity of which are being contested in good faith by Borrower by appropriate proceedings and for which all required deposits or other security reasonably required by Administrative Agent in connection with such contest have been provided by Borrower, (c) liens created or contemplated by the Security Documents, (d) liens and exceptions in favor of or consented to in writing by Administrative Agent, including exceptions to the title described in the Title Commitment and consented to by Administrative Agent, (e) encroachments and areas of overlap shown on the survey of the Premises reviewed and approved by Administrative Agent in connection with the closing of the Loan, (f) mechanic’s liens, if bonded over by Borrower within forty-five (45) days, and (g) liens for Capital Lease obligations that do not exceed $100,000.00 in the aggregate.
“Permitted Transfers”:
(a)    transfers (or the pledge or encumbrance) of equity interests or other interests in Guarantor, or in any of the direct or indirect owners of Guarantor (including, without limitation, KBS SOR (BVI) Holdings, Ltd., KBS Strategic Opportunity Limited Partnership, KBS Strategic Opportunity Holdings, LLC, or KBS Strategic Opportunity REIT, Inc.) provided that KBS Strategic Opportunity REIT, Inc. (or another entity approved by Administrative Agent and the Required Lenders), continues to own, either directly or indirectly, not less than a fifty-one percent (51%) ownership interest in, and control of, Borrower.
(b)    (i) Guarantor, KBS SOR (BVI) Holdings, Ltd., KBS Strategic Opportunity Limited Partnership, KBS Strategic Opportunity REIT, Inc., and KBS Strategic Opportunity Holdings, LLC, shall each be permitted to execute guaranties and/or indemnity agreements for their respective subsidiaries; and (ii) KBS SOR (BVI) Holdings, Ltd., KBS Strategic Opportunity Limited Partnership, KBS Strategic Opportunity REIT, Inc., and any of the other parties owning interests in KBS SOR (BVI) Holdings, Ltd., direct or indirect, shall be permitted to obtain loans from, or incur indebtedness to third party lender (each a “Secondary Loan”) and pledge their respective interests (direct or indirect) in KBS SOR (BVI) Holdings, Ltd. and Guarantor, as security for any such Secondary Loan so long as (A) neither Borrower nor Borrower’s sole member’s membership interest are pledged to secure such Secondary Loan, and (B) any default under a Secondary Loan resulting in a foreclosure of the pledged interests and a transfer of such interest to the lender of the Secondary Loan shall be deemed an Event of Default under the Loan documents.
(c)    transfers of REIT shares by shareholders of the Sponsor.
“Person”: An individual, Entity, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other Entity.
“Post-Default Plan”: Has the meaning set forth in Section 10.7(d) hereof.

“Premises”: The Improvements, real property, and personal property described in the Mortgage as the “Mortgaged Premises”, including an office complex and related parking areas located on approximately 5.07 acres of land at 333 City Boulevard West, Orange, California (the “Property”).
“Prepayment Premium”: Has the meaning set forth in Section 2.2(b).
“Real Estate Taxes”: Means annual real estate taxes, water and sewer rents, any special assessments, charges or claims and any other item which at any time may be or become a Lien upon the Premises prior to the lien of the Loan Documents.
“Replacement Lender”: Has the meaning set forth in Section 10.5(b) hereof.
“Required Capital Improvements”: Has the meaning set forth in Section 6.26.
“Required Lenders”: Means the Lenders holding Percentages which aggregate at least sixty-six and two-thirds percent (66.67%), subject to Section 10.5(b)(ii) and Section 10.6(e) hereof, provided that at all times when two or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.
“Restoration”: Has the meaning set forth in Section 6.7(a).
“Secondary Market Transaction”: Means (i) any sale of this Agreement, the Security Instrument, the Notes and other Loan Documents to one or more investors as a whole loan, (ii) a syndication of all or portions of the Loan to be completed through Assignment and Assumption Agreements, (iii) a participation of the Debt to one or more investors, and/or (iv) any other sale or transfer of the Debt or any interest therein to one or more investors.
“Security Documents”: The Guaranty, the Mortgage, the Assignment of Leases, UCC-1 financing statements, and any other agreements granting or purporting to grant Lender a Lien to secure, or to guaranty the Obligations or subordinating other Debt to the Obligations.
“Single Purpose Entity”: Means any Entity that is in compliance with the requirements of Section 6.22.
“Sole Bookrunner”: Has the meaning set forth in the introductory paragraph.
“Sole Lead Arranger”: Has the meaning set forth in the introductory paragraph.
“Sponsor”: Means KBS Strategic Opportunity REIT, Inc., a Maryland corporation.
“Swap Obligation”: With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Sweep Collateral”: Has the meaning set forth in Section 3.11.

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant Direction Notice”: Means a notice in the form attached hereto as Exhibit D.
“Title Commitment”: Title commitment number 30005897-997-MAT-JV1 issued by the Title Company.
“Title Company”: Fidelity National Title Insurance Company subject to reinsurance by Commonwealth Land Title Insurance Company.
“Transfer”: Means any assignment, transfer, pledge or encumbrance.
“Unfunded Defaulted Amount”: Has the meaning set forth in Section 10.5(b)(vi) hereof.
“Write-Down and Conversion Powers” shall mean with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.
ARTICLE II
THE LOAN
2.1    The Loan.
(a)    The Commitment. Subject to and upon the terms and conditions set forth herein, each Lender severally, and not jointly, agrees to lend to Borrower such Lender’s Percentage of the Loan up to the amount of its Commitment for the purposes each Lender severally, and not jointly, agrees, on and subject to the terms and conditions hereinafter set forth, to make a commercial mortgage term loan (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Loan”) to Borrower on the Closing Date in an original principal amount of $103,350,000.00. Borrower may not re-borrow any principal amount repaid or prepaid on the Loan.
(b)    Making the Loan. Upon satisfaction of the applicable conditions set forth in ARTICLE IV of this Agreement, Lenders will make an initial advance of $89,000,000.00 (the “Initial Advance”) to Borrower. The remaining balance of the Loan equal to $14,350.000.00 shall be advanced from time-to-time upon Borrower’s satisfaction of the conditions set forth in EXHIBIT F Section 1 and as described below (each, an “Additional Advance”):
(i)    $11,100,000.00 (the “Leasing Expense Holdback”) shall be advanced upon the request of Borrower and upon the satisfaction by Borrower of the terms and conditions set forth in Sections 1 and 3 of EXHIBIT F; and

(ii)    $3,250,000.00 (the “Capex/Renovation Holdback”) shall be advanced (each a “Capex/Renovation Advance”), upon request of Borrower and upon the satisfaction by Borrower of the terms and conditions set forth in Sections 1 and 4 of EXHIBIT F.
(c)    Notes. The Loan made by the Lenders pursuant hereto shall be evidenced by one or more term loan promissory notes (as amended, modified, refinanced or restated from time to time, collectively the “Notes”), payable to the order of the Lenders and representing the obligation of Borrower to pay the unpaid principal amount of the Loan, with interest thereon as prescribed in Section 2.3 below.
(d)    Loan Origination Fee. Upon execution of this Agreement, Borrower shall pay to Administrative Agent, Sole Lead Arranger and Sole Bookrunner for their own respective accounts the loan origination fees in the amounts specified in the Fee Letter; provided, that Administrative Agent, Sole Lead Arranger and Sole Bookrunner may designate a portion of such fees to be paid to the Lenders. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. Borrower has previously paid a good faith deposit of $50,000.00 which will be credited towards the fees and disbursements due to Administrative Agent and/or the Lenders on the Closing Date.
(e)    Loan Administration Fee. Borrower shall pay to Administrative Agent, for its sole account, the Loan Administration Fee in accordance with the Fee Letter. Borrower agrees that, once paid, the Loan Administration Fee or any part thereof payable hereunder shall not be refundable under any circumstances.
2.2    Repayment.
(a)    Scheduled Repayment. On each Payment Date Borrower shall pay to Administrative Agent for the benefit of the Lenders the amount of accrued interest on the Loan through and including the date immediately prior to such Payment Date. Commencing with the first Payment Date during the extension period, and on each and every succeeding Payment Date thereafter during the term of the Loan, Borrower shall make monthly principal payments as determined by Lender from time-to-time, which shall be calculated to amortize the principal amount of the Loan outstanding as of such date of determination over a period of thirty (30) years at a constant interest rate of 5.75%.
(b)    Prepayments. Any repayments of principal on or before the 6-month anniversary of the Closing Date will be subject to a prepayment premium (the “Prepayment Premium”) payable to Administrative Agent for the benefit of the Lenders, in an amount equal to 0.50% of the amount being repaid. The Prepayment Premium provided for herein shall be applicable to any prepayment of principal whatsoever and for whatsoever reason, including without limitation as a result of demand, acceleration upon default, foreclosure, sale of the Premises, or otherwise, notwithstanding whether caused by Administrative Agent and/or the Lenders, Borrower or any other Person or Entity, or during or as a result of any action taken in a judicial, bankruptcy, governmental, or any other legal proceeding; provided, however, notwithstanding the foregoing, no Prepayment Premium shall be due with respect to (i) the application of insurance proceeds or condemnation awards to the reduction of principal in accordance with Section 6.7 below, or (ii) in the event Borrower elects to permanently repay a portion of the Loan in order to effect a Cash Sweep Collateral Release or a Cash Sweep Cure. Any such repayment, whether in whole or in part, shall be accompanied by payment of all interest accrued under this Agreement to the date of repayment and all other amounts due and payable hereunder or under any of the other Loan Documents.
All Lender Hedging Contracts are independent agreements governed by the written provisions of such Hedging Contracts, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement, except as otherwise expressly provided in such Hedging Contracts, and any payoff statement from Administrative Agent relating to this Agreement shall not apply to such Hedging Contracts except as otherwise expressly provided in such payoff statement.
(c)    Payment at Maturity. Notwithstanding any term, condition, or provision of this Agreement or any other Loan Document to the contrary, the entire unpaid principal amount of the Loan, together with all accrued and unpaid interest thereon, and all fees, costs, expenses, and other amounts, if any, due and payable hereunder and under the other Loan Documents shall be due and payable on the Maturity Date;
(d)    Extension of Maturity Date. Borrower shall have the right to extend the Maturity Date for one twelve-month period after which Borrower may extend the Maturity Date for a second twelve-month period, as such date may be accelerated upon the occurrence of an Event of Default in accordance with the terms hereof, upon satisfaction by Borrower of all of the following terms and conditions on or before each then occurring Maturity Date:
(i)    Borrower shall provide to Administrative Agent written notice of Borrower’s intention to exercise such right at least sixty (60) but not more than one hundred twenty (120) days prior to the then occurring Maturity Date, said notice to be in the form set forth on Exhibit A attached hereto and made a part hereof. Borrower shall have the right to revoke the aforementioned notice of intent, provided that Borrower shall reimburse Administrative Agent and Lender’s for all of Administrative Agent’s and Lender’s actual reasonable, and out-of-pocket costs and expenses in connection with such revocation; and
(ii)    On the date of the notice provided pursuant to clause (i) above, and on the then occurring Maturity Date, there shall not exist or be continuing any Event of Default;
(iii)    As of the calendar quarter most recently ending prior to the then occurring Maturity Date, the Debt Service Coverage Ratio shall be not less than 1.45:1.0;
(iv)    The Loan to Value Ratio (as defined below) does not exceed sixty-two percent and one-half (62.5%) as of the initial Maturity Date. For purposes hereof, “Loan to Value Ratio” means (i) the sum of any unfunded and available Loan commitments plus the unpaid principal amount of the Loan together with all accrued and unpaid interest thereon and all other amounts payable under any of the Loan Documents, as a percentage of (ii) the “as-is” fair market value of the Premises as of such date determined by Administrative Agent by reference to reasonably acceptable guides and indexes and/or Appraisals dated not more than sixty (60) days prior to the Maturity Date, with any Appraisal obtained by Administrative Agent for such purpose to be from an appraiser selected by Administrative Agent at Borrower’s sole cost and expense;
(v)    Borrower shall have entered into a Hedging Contract through the Maturity Date, as extended, which meets the terms of Section 6.24;
(vi)    Other than with respect to amounts for which Borrower has duly submitted a Request for Advance in accordance with the terms of Exhibit F prior to the then expiring Maturity Date, any unadvanced portion of (a) the Capex/Renovation Advances shall be permanently terminated as of the original Maturity Date and (b) the Leasing Expense Holdback shall be permanently terminated as of the first extended Maturity Date, and Borrower shall have no further rights to request any additional advances of the Loan; and
(vii)    Borrower shall have paid to Administrative Agent for the benefit of the Lenders an extension fee in an amount equal to 0.20% of the outstanding principal of the Loan plus any unfunded and available Commitment for each extension (excluding any portion of the Commitment being cancelled pursuant to clause (vi) above).
In connection with the satisfaction of items (iii) and/or (iv) above, Borrower may, at its election, permanently repay a portion of the Loan by an amount sufficient to reduce the outstanding principal amount of the Loan, such that taking into consideration such repayment, such tests would have been satisfied as of the applicable test date. Any amounts so repaid may not be reborrowed.
(e)    Casualty or Condemnation. If Borrower receives any recovery on insurance or condemnation award, all such insurance recovery or condemnation award shall be applied in accordance with the terms of Section 6.7.
(f)    Application of Repayments. Except as otherwise provided in Section 8.2, all payments of interest and/or principal and prepayments of the Loan shall be applied by Administrative Agent (i) first, to the payment of any fees and costs due and owing to Administrative Agent under the Loan Documents, (ii) second, to interest then due and owing, including any interest at the Default Rate, and (iii) last, to reduce the principal amount of the Loan. All principal prepayments of the Loan shall be applied to the installments thereof (including any amount due on the Maturity Date) in the inverse order of maturity and no partial repayment shall alter or reduce or eliminate any payments otherwise due hereunder.
(g)    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
(1)    a reduction in full or in part or cancellation of any such liability;
(2)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(3)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
2.3    Interest.
(a)    Each LIBOR Loan shall bear interest at LIBOR plus the Applicable Margin.
(b)    Each Base Rate Loan shall bear interest at the Base Rate plus the Applicable Margin.
(c)    Subject to Sections 3.3 and 3.7, Borrower shall have the right to elect (by written notice to the Lender) if the Loan (or any portion thereof) shall consist of a LIBOR Loan or a Base Rate Loan. If no such notice is received from Borrower, then Borrower shall be deemed to have elected that the Loan bear interest at LIBOR.
ARTICLE III
GENERAL PROVISIONS CONCERNING THE LOAN
3.1    Use of Proceeds. The proceeds of the Loan hereunder shall be used by Borrower for financing a portion of Borrower’s costs in connection with its acquisition of the Premises.
3.2    Repayment Amounts. Except for repayments in full or as otherwise set forth in this Agreement, every repayment of the Loan shall be in a minimum principal amount of at least $100,000.00.
3.3    Default Interest and Late Fees.

(a)    Default Interest. Notwithstanding the rates of interest specified in Section 2.3 hereof and the payment dates specified in Section 2.2 hereof, effective immediately upon the occurrence of any Event of Default (whether or not Administrative Agent has accelerated payment of the outstanding principal balance of the Loan) and for as long thereafter as any such Event of Default shall be continuing, the principal balance of the Loan and, to the extent permitted by applicable Law, interest accrued thereon and any fees, indemnities and other amounts due hereunder or under any Loan Document, shall bear interest at the Default Rate. Borrower hereby acknowledges that: (i) such Default Rate is a material inducement to the Lenders to make the Loan available to Borrower, (ii) the Lenders would not have made the Loan available to Borrower in the absence of the agreement of Borrower to pay such Default Rate, (iii) such Default Rate represents compensation for increased risk to the Lenders that the Loan will not be repaid, and (iv) such Default Rate is not a penalty and represents a reasonable estimate of (1) the cost to the Lenders in allocating its resources (both personnel and financial) to the on-going review, monitoring, administration and collection of the Loan and (2) compensation to the Lenders for losses that are difficult to ascertain.
Further, notwithstanding the terms of Section 2.3, if an Event of Default has occurred and is continuing, Administrative Agent, at its option, may refuse to permit Borrower to select LIBOR to thereafter apply to the Loan, and may convert the Loan to a Base Rate Loan following the expiration of the applicable Interest Period.
(b)    Late Fee. Administrative Agent shall have the right to assess, and Borrower shall be required to pay for the benefit of the Lenders, a late fee if any principal, interest, or fees under this Agreement are not paid within ten (10) days after their due date, and in such a case, the late charge shall be in an amount equal to five percent (5%) of the amount not timely paid. Late fees shall not apply to the total principal amount of the Loan for failure to repay the Loan in full at the Maturity Date.
3.4    Computation of Interest and Fees; Determinations by Administrative Agent.
(a)    Calculations. Interest and other fees shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate resulting from a change in the Base Rate or LIBOR shall become effective on the day on which such change in the Base Rate or LIBOR, as applicable, shall become effective.
(b)    Determination by Administrative Agent. Each determination of an interest rate, fee, or cost by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.
3.5    Payments. Borrower shall make each payment of principal, interest, fees, indemnity, expenses, or other amount hereunder or under any Loan Document, without setoff or counterclaim, not later than 11:00 a.m., Pacific time, on the day when due in Dollars to Administrative Agent at the office of Administrative Agent designated from time to time in writing, in immediately available funds, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, and without setoff, counterclaim, withholding or other deduction of any kind. Any payment received by

Administrative Agent after 11:00 a.m., Pacific time, on any day shall be deemed to have been received on the next succeeding Business Day.
3.6    Payment on Non-Business Days; Non-Payment Dates.
(a)    Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time may be included in computing interest or fees, if any, in connection with such payment.
(b)    Borrower shall, within ten (10) Business Days after notice, pay to Administrative Agent amounts determined in the good faith judgment of Administrative Agent, to compensate the Lenders for any cost of redeploying funds in connection with (i) any repayment (whether voluntary or involuntary) of any portion of any LIBOR Loan on a date other than a Payment Date, and (ii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of any LIBOR Loan to a Base Rate Loan on any day other than a Payment Date. A certificate of any such amount furnished to Borrower by Administrative Agent shall be conclusive and binding in the absence of a demonstrable error. Borrower’s obligations under this Section 3.6 are in addition to Borrower’s obligations to pay any Prepayment Premium required hereunder.
3.7    Inability to Determine Interest Rate; Ineffective Interest Rate. If Administrative Agent shall have determined that (a) adequate and reasonable means do not exist for ascertaining LIBOR as set forth herein, (b) LIBOR does not adequately and fairly reflect the effective cost to Lenders of making or maintaining a LIBOR Loan, or (c) the making, maintenance or funding of a LIBOR Loan has been made impractical or unlawful, then, and in any such event, Administrative Agent may notify Borrower of such determination. As of such date as shall be specified in such notice, the Loan shall be converted to a Base Rate Loan, and all Loans shall thereafter be Base Rate Loans unless and until such circumstances shall no longer exist and Administrative Agent shall have revoked such notice. If an event described in Section 3.7(a) exists and Administrative Agent has determined that such event is unlikely to be temporary in nature, Administrative Agent, the Required Lenders and Borrower shall endeavor to establish an alternative interest rate methodology to LIBOR that gives due consideration to to then prevailing market conventions for determining a rate of interest rates for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in this Section 3.7, such amendment shall become effective upon Administrative Agent’s receipt of written consent to such amendment by the Required Lenders.
3.8    Increased Cost and Reduced Return; Capital Adequacy.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the definition of LIBOR);

(ii)    subject any Lender to any Indemnified Taxes; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by any Lender;
and the result of any of the foregoing shall be to increase the cost to any Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make the Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of Administrative Agent, Borrower will pay to Administrative Agent for the benefit of such Lender such additional amount or amounts as will reasonably compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If Administrative Agent determines that any Change in Law affecting any Lender or any lending office of any Lender regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of this Agreement to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time, upon written demand therefor, Borrower will pay to Administrative Agent for the benefit of such Lender such additional amount or amounts as will reasonably compensate such Lender for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in paragraph (a) or (b) of this Section, and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Administrative Agent for the benefit of such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.9    Calculations. For purposes of calculating amounts payable by Borrower to any Lender under Section 3.8, such Lender shall be deemed to have funded (without any obligation to do so) each LIBOR Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period of each such LIBOR Loan.

3.10    Insurance Premium and Tax Payments. Commencing on the first Payment Date following the satisfaction of the conditions set forth in Section 2.1(a) of the Guaranty for termination of Guarantor’s obligation to guarantee the Principal Guaranty Amount (as defined in the Guaranty), upon the occurrence of an Event of Default, Borrower shall deposit with Administrative Agent a catch-up amount determined by Administrative Agent for real estate taxes and insurance premiums next becoming due and payable and, thereafter, on a monthly basis Borrower is required to deposit with Administrative Agent (or to such other Entity as Administrative Agent shall designate), monthly on each Payment Date, an amount equal to one-twelfth (1/12th) of (i) the annual premiums for the insurance policies required under this Agreement, and (ii) the annual Real Estate Taxes (collectively the “Tax and Insurance Reserve”); and on demand from time to time Borrower shall deposit with Administrative Agent, for the benefit of the Lenders, any additional sums necessary to pay such costs, all as reasonably estimated by Administrative Agent and set forth in a written notice provided to Borrower. The amounts so deposited shall be security for the payment of such costs and shall be used by Borrower in payment thereof so long as no Event of Default is continuing. No amount so deposited shall be deemed to be trust funds but may be commingled with general funds of Administrative Agent and no interest shall be payable thereon. If, pursuant to any provision of this Agreement or the Notes, the whole amount of the unpaid principal debt hereunder becomes due and payable, Administrative Agent shall have the right, in its sole discretion, to apply any amount so held, in such order and in such amounts as Administrative Agent may elect, against: (a) any amounts payable by Borrower hereunder or under the Loan Documents, and/or (b) accrued and unpaid interest under the Notes, and/or (c) the outstanding principal balance of the Notes. Borrower shall submit written requests for disbursements from the Tax and Insurance Reserve not less than twenty-one (21) days prior to the date Borrower desires such disbursement. Any such request for disbursement shall include bills or other evidence reasonably satisfactory to Administrative Agent of the amounts to be paid. Borrower shall provide to Administrative Agent evidence of payment of Real Estate Taxes not less than ten (10) Business Days prior to the same becoming due. Administrative Agent may engage, at Borrower’s expense (not to exceed $1,000 per annum), a service to monitor real property tax accounts affecting the Premises for the term of the Loan.
3.11    Cash Management. From and after the Closing Date Borrower shall direct all tenants, pursuant to a Tenant Direction Notice, to transmit rents directly to the Lockbox for deposit into the Clearing Account. Any rents received directly by Borrower or Manager shall be deposited into the Clearing Account within one (1) Business Day of receipt. Unless a Cash Sweep Period is continuing, funds deposited into the Clearing Account shall be swept on a daily basis into the Operating Account. Upon the occurrence of a Cash Sweep Period and until a Cash Sweep Cure has occurred, (i) a portion of the funds in the Clearing Account shall, provided no Event of Default has occurred and is continuing, be transferred (each an “Operating Expense Transfer”) to the Operating Account in amounts consistent with Administrative Agent-approved budgets or as otherwise approved by Administrative Agent in writing, which approval shall not be unreasonably withheld, conditioned, or delayed, (ii) any remaining funds shall be held as additional cash collateral (“Sweep Collateral”) for the Loan. Administrative Agent shall endeavor to complete such Operating Expense Transfers within five (5) Business Days following Borrower’s request and Administrative Agent’s approval of such transfer; provided, however, such transfers shall not be made more than once per calendar month. Following the occurrence of a Cash Sweep Period, upon the occurrence of a Cash Sweep Cure, funds deposited into the Clearing Account (excluding any existing Sweep Collateral) shall again be swept on a daily basis into the Operating Account. If a Cash Sweep Period has commenced and a Cash Sweep Cure has not occurred within 180 days after the commencement of such Cash Sweep Period, Borrower shall, within ten (10) Business Days thereafter, pay to Administrative Agent for the benefit of the Lenders, as a principal payment of the Loan, or deposit with Administrative Agent additional Sweep Collateral in an amount, which when added to the existing Sweep Collateral would be sufficient, if applied to the reduction in principal of the Loan, to have caused the Debt Service Coverage Ratio to be equal to or greater than 1.35:1.00 (for purpose of clarity, any such deposit shall not in itself constitute a Cash Sweep Cure and Borrower must satisfy the terms set forth in the definition of Cash Sweep Cure for such cure to be effective). The Sweep Collateral shall be held by Administrative Agent until such time as a Cash Sweep Collateral Release has occurred after which time Administrative Agent shall promptly disburse all Sweep Collateral then held by Administrative Agent to Borrower. If a Cash Sweep Period has commenced and thereafter a Cash Sweep Collateral Release has not occurred within 360 days after the commencement of such Cash Sweep Period, Borrower shall, within ten (10) Business Days thereafter, pay to Administrative Agent for the benefit of the Lenders, as a principal payment of the Loan, an amount, which when added to the existing Sweep Collateral would be sufficient, if applied to the reduction in principal of the Loan, to have caused the Debt Service Coverage Ratio to be equal to or greater than 1.35:1.00. Administrative Agent shall thereafter apply all Sweep Collateral in repayment of principal of the Loan.
ARTICLE IV
CONDITIONS OF LENDING
4.1    Conditions Precedent to Making the Loan. The obligation of the Lenders to make the Loan is subject to the satisfaction of the following conditions precedent:
(a)    Loan Documents. Administrative Agent shall have received originals of all of the Loan Documents, in form and substance satisfactory to Administrative Agent, and executed by the applicable parties thereto with acknowledgements where applicable.
(b)    Corporate Action. Administrative Agent shall have received the following, each dated the Closing Date:
(i)    Copies of the Certificate of Formation, or other organizational documents of Borrower, certified as of a recent date by the Secretary of State of the state of organization and a good standing certificate (or equivalent) from such state;
(ii)    Copies of (1) all governing documents of Borrower and Guarantor (including those of any Entity general partner, manager or managing member of Borrower and Guarantor), and (2) resolutions or consents of Borrower and Guarantor or other appropriate authorizing documents, in form and substance reasonably satisfactory to Lender, approving the Loan Documents and the making of the Loan hereunder, certified by the appropriate representatives thereof; and

(iii)    An incumbency certificate executed by the appropriate representatives of Borrower and Guarantor (including those of any Entity general partner, manager or managing member), certifying the names and signatures of the Persons authorized to sign the Loan Documents.
(c)    Financial Matters. The Loan Parties shall have provided to Administrative Agent the financial statements and other information requested by Administrative Agent.
(d)    Due Diligence and Other Closing Requirements. Administrative Agent shall have received and expressly approved:
(i)    Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
(ii)    A favorable opinion of counsel to Borrower and Guarantor, covering due formation, authorization, execution, enforceability and such other matters as Administrative Agent may reasonably request;
(iii)    Uniform Commercial Code, tax, bankruptcy, litigation, Patriot Act and lien searches for those Persons and for all locations requested by Administrative Agent, together with lien termination documents satisfactory to Administrative Agent terminating all liens shown on such searches with respect to Borrower and/or the Premises that are not Permitted Encumbrances;
(iv)    The Title Commitment with endorsements requested by Administrative Agent from the Title Company in an amount equal to the Loan, insuring the lien of the Mortgage free and clear of any defects and exceptions other than the Permitted Encumbrances, which shall be marked at closing or converted to a pro forma policy acceptable to Administrative Agent;
(v)    A survey of the Premises showing any encroachments from or onto the Premises, discrepancies or conflicts in boundary lines, the location of all Improvements and all easements and rights of way affecting the Premises. Such survey shall be certified to Administrative Agent and the Title Company by a licensed surveyor or civil engineer and dated not more than thirty (30) days prior to the Closing Date, shall comply with the minimum detail requirements for land title surveys as jointly adopted by the American Land Title Association and American Congress on Surveying and Mapping and any applicable state level requirements and shall otherwise be acceptable to Administrative Agent as to both form and substance;
(vi)    An Appraisal;
(vii)    A Phase I report with respect to the Premises prepared by an independent environmental consultant acceptable to Administrative Agent with environmental insurance coverage acceptable to Administrative Agent, which report shall be addressed to Administrative Agent, for the benefit of the Lenders, or accompanied by a reliance letter addressed to Administrative Agent, for the benefit of the Lenders;
(viii)    Evidence that the Premises conform with all zoning requirements;
(ix)    Evidence of a certificate of occupancy and all Permits required for the occupancy and use of the Premises;
(x)    A property condition report prepared by an independent property inspector regarding the condition of the Improvements acceptable to Administrative Agent, which report shall be addressed to Administrative Agent, for the benefit of the Lenders, or accompanied by a reliance letter addressed to Administrative Agent, for the benefit of the Lenders;
(xi)    Complete, fully executed tenant estoppel certificates, each in a form approved by Administrative Agent, with respect to tenants leasing at least 75% of the leased square footage (calculated as of the Closing Date), including all tenants leasing in excess of 10,000 square feet at the Premises;
(xii)    Complete, fully executed and compiled subordination, non-disturbance and attornment agreements, each in a form approved by Administrative Agent, with respect to all tenants leasing in excess of 10,000 square feet at the Premises, provided that no subordination, non-disturbance and attornment agreement shall be required if the leases for such tenants contains subordination and attornment provisions reasonably acceptable to Administrative Agent;
(xiii)    Copies of all existing Leases and a current rent roll certified to Borrower’s knowledge;
(xiv)    Evidence of Borrower’s required equity contribution to the Premises;
(xv)    A flood zone certification identifying if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor Law;
(xvi)    A fully executed copy of the purchase agreement (including all schedules, exhibits, and all amendments thereto) pursuant to which the Borrower’s acquisition of the Premises is consummated, and all other material agreements, instruments and documents relating thereto; and
(xvii)    Copies of reports in scope and substance reasonably acceptable to Administrative Agent assessing the Improvements tolerance for earthquake and seismic activity.
(e)    Fees, Expenses, etc. All fees and other compensation, including, without limitation, Appraisal and similar costs and review fees, required to be paid to Administrative Agent pursuant hereto or pursuant to any other written agreement shall have been paid or received.

(f)    Operating Account and Clearing Account. Borrower shall have established the Lockbox, the Operating Account and the Clearing Account with Administrative Agent.
Notwithstanding anything stated to the contrary in this Article IV or elsewhere in this Agreement, the initial funding of the Loan and/or recordation of the Mortgage shall be deemed a confirmation by Administrative Agent and the Lenders that all conditions precedent to the funding of the Loan as set forth in this Article IV have been satisfied or waived for all purposes.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Borrower hereby represents and warrants to Administrative Agent and the Lenders as follows:
5.1    Organization. Each of the Loan Parties is duly organized, validly existing and in good standing under the Laws of the State of its incorporation or formation, and has all corporate/company/partnership, as applicable, requisite power and authority to own and operate its properties and to carry out its business. Each of the Loan Parties is duly qualified and in good standing in all jurisdictions where the nature of its business or the ownership of property requires such qualification.
5.2    Authorization. The execution, delivery and performance by the Loan Parties of the Loan Documents, and the acceptance by Borrower of the Loan hereunder are within the Loan Parties’ corporate/company/partnership powers, as applicable, and have been duly authorized by all necessary corporate/company/partnership action, as applicable.
5.3    No Conflict. The execution, delivery and performance by Borrower and Guarantor of the Loan Documents to which each is a party do not (a) violate the Loan Parties’ charter, by-Laws, partnership agreement, operating agreement or other organizational or governing documents, as applicable, (b) to Borrower’s knowledge, violate any Law applicable to the Loan Parties, or (c) to Borrower’s knowledge, result in a breach of or a default under, or result in or require the imposition of a Lien pursuant to any contract binding on the Loan Parties.
5.4    Governmental Approval. No approval by any Governmental Authority is required for the due execution, delivery and performance by the Loan Parties of the Loan Documents.
5.5    Validity. The Loan Documents are the binding obligations of the Loan Parties, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar Laws of general application and equitable principles relating to or affecting creditors’ rights.
5.6    Financial Matters. To Borrower’s actual knowledge, all information and financial and other data contained in financial statements and reports previously furnished by or on behalf of each Loan Party to Administrative Agent are true, correct and complete in all material respects as of the date of said statements and reports, fairly present the financial condition of each Loan Party, as applicable, at such dates and the results of its operations and cash flow for the respective periods ended on such dates, all in accordance with Accounting Principles. Since the date of the last financial statements previously furnished to Administrative Agent, there has been no Material Adverse Effect.
5.7    Ownership. Other than with respect to the shareholders of Sponsor, Schedule 5.7 sets forth the names of the record and beneficial owners of all Ownership Interests of Borrower and the interest thereof owned by each of them. All of such Ownership Interests are duly authorized, validly issued and are fully paid, unencumbered, are not pledged to any other party, and are nonassessable. Other than with respect to the shareholders of Sponsor, except as set forth on Schedule 5.7, there are no voting arrangements, restrictions on transfer, pledges or other arrangements of Persons not set forth on Schedule 5.7 that pertain to the Ownership Interests of Borrower.
5.8    No Other Ownership Interests. Borrower does not have any ownership or other interest in any other Entity and has no obligation to make capital contributions to, or generally become liable for or on account of, the debts or liabilities of any other Person.
5.9    Insurance. The properties of Borrower are insured with financially sound and reputable insurance companies that are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in similar locations, and Borrower currently maintains the insurance required by Section 6.6 of this Agreement.
5.10    Litigation. To Borrower’s actual knowledge and except as set forth on Schedule 5.10 hereto, there is no pending or threatened action or proceeding affecting Borrower or any Guarantor before any Governmental Authority and none of the actions set forth on Schedule 5.10, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
5.11    Employee Benefit Plans. Borrower and each of its ERISA Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan. Neither Borrower nor any of its ERISA Affiliates has contributed, or presently contributes, to any Multiemployer Plan as of the date of this Agreement. No assets of any Employee Benefit Plan will be used to repay or secure the Loan or be involved in any way with, and no “prohibited transaction” as defined in ERISA or the Code shall occur as a result of, the transactions contemplated by this Agreement.
5.12    Environmental Matters. The operations of Borrower and Guarantor comply in all material respects with all applicable Environmental Laws, and to Borrower’s knowledge, Borrower has obtained all environmental, health and safety Permits necessary for its operations and/or the operations of its tenants at the Premises, and to Borrower’s knowledge, all such Permits are in good standing, and to Borrower’s knowledge, Borrower and/or any applicable tenants of the Premises are in compliance with all terms and conditions of such Permits.

5.13    Title to Properties; Liens. Each of Borrower and Guarantor has legal title to or valid leasehold interests in, as applicable, all of their respective properties and assets reflected in the most recent financial statements delivered by Borrower and Guarantor to Administrative Agent, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business. All such properties and assets are free and clear of Liens except with respect to any Debt indicated on such financial statements. As of the Closing Date, Borrower owns the Premises free and clear of any and all Liens, except for Permitted Encumbrances.
5.14    Payment of Taxes. All tax returns and reports of Borrower and Guarantor required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees, and other governmental charges upon Borrower and Guarantor and upon their respective properties, assets, income, businesses, and franchises that are due and payable have been paid prior to the same becoming delinquent. Borrower knows of no proposed or pending special tax assessment against Borrower, any Guarantor or the Premises.
5.15    Governmental Regulation. Neither Borrower nor any Guarantor is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable.
5.16    Governmental Approvals, Intellectual Property etc. To Borrower’s actual knowledge (a) Borrower possesses all licenses, Permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, necessary for the operation of its business and the Premises, (b) no business or operations of Borrower or the Premises infringes any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, and (c) there is no violation by any Person of any right of Borrower with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by Borrower or any Guarantor.
5.17    Labor Disputes. Borrower is not affected by any strike, lockout, or other labor dispute.
5.18    Compliance. To Borrower’s actual knowledge, Borrower is not in default in the performance of any agreement or instrument to which it is a party and the Premises complies in all material respects with applicable Law, including, without limitation, the Americans with Disabilities Act, as amended from time-to-time.
5.19    Margin Stock. Neither Borrower nor any Guarantor is engaged in, and does not have as one of its substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying “margin stock” (as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of the Loan have been or will be used for such purpose or for the purpose of purchasing or carrying any shares of margin stock.

5.20    Name and Organization. Borrower’s and Guarantor’s name as each appears herein is the same as in the official filings in the state of its organization. Borrower’s organization number is 6731543. Guarantor’s organization number is 4840084. Neither Borrower nor any Guarantor, nor any predecessor by merger or otherwise has, within the four-month period preceding the Closing Date, had a different name from the name of such Person listed on the signature pages of the Loan Documents.
5.21    Disclosure. No financial or other information, exhibit or report furnished to Administrative Agent by or on behalf of Borrower or any Guarantor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.
5.22    Subdivision; Streets; Utilities. To Borrower’s knowledge, the Premises (i) comply with all applicable Laws regulating subdivision and land development, (ii) may be leased or transferred without the approval of any Governmental Authority having jurisdiction to regulate or control subdivision or land development, and (iii) is assessed separately from all other lands for purposes of Real Estate Taxes. To Borrower’s knowledge, all streets necessary for the full utilization of the Premises for its intended purpose have been completed or the necessary rights-of-way therefor have been acquired by Borrower. To Borrower’s knowledge, all utility services necessary for the operation of the Premises for its intended purpose are available and connected to the Premises, including water supply and sanitary and storm sewer facilities and gas, electric and telephone facilities.
5.23    Single Purpose Entity. Borrower is, has been at all times since its formation, and will remain a Single Purpose Entity.
5.24    Casualty. The Premises is not subject to any unrepaired casualty or damage (whether or not covered by insurance).
5.25    No Material Adverse Change. Since the dates of the latest financial statements furnished to Administrative Agent, there has been no change in the condition, business, affairs, or prospects of Borrower, or the Premises that has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect.

ARTICLE VI
COVENANTS
So long as any Obligation shall remain unpaid or the Lenders shall have any commitment hereunder, Borrower shall, unless Administrative Agent shall otherwise consent in writing:
6.1    Financial Information/Reporting. Furnish, or cause to be furnished, to Administrative Agent:

(a)    Annual Financial Statements.
(i)    Within ninety (90) days after each calendar year-end, Borrower prepared statements of income, cash flows, and balance sheet for Borrower, and annual budget and cash flow projections for the Premises, all in detail reasonably acceptable to Administrative Agent and certified by an authorized representative of Borrower, as presenting fairly the financial position of Borrower in conformity with Accounting Principles (in all material respects) together with a Compliance Certificate with a calculation of the Debt Service Coverage Ratio calculated by Borrower and subsequently approved by Administrative Agent;
(ii)    Within ninety (90) days after each calendar year-end, a current certified rent roll and copies of all newly executed leases, all in detail reasonably acceptable to Administrative Agent and certified by an authorized representative of Borrower; and
(iii)    Within ninety (90) days after each calendar year-end, management prepared, in conformity with Accounting Principles (in all material respects), financial statements of Guarantor which shall include a global cash flow statement of all real estate in which Guarantor has an interest and a statement of contingent liabilities and any other information reasonably requested by Administrative Agent.
(b)    Federal Tax Returns. Promptly upon request by Administrative Agent, complete, executed copies, of each Loan Party’s Federal income tax returns for such calendar year, together with any and all schedules and exhibits annexed thereto, if such Loan Party is required to file such tax returns.
(c)    Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the close of each calendar quarter ending March 31, June 30 and September 30: (i) management prepared statements of income and cash flows, all in reasonable detail and certified by an authorized representative of each Loan Party, as applicable, as presenting fairly the financial position of each Loan Party, as applicable, as of the end of such calendar quarter and the results of its operations and cash flows for such calendar quarter, in conformity with Accounting Principles (in all material respects), (ii) a then current certified rent roll and copies of all newly executed leases together with a Compliance Certificate with a calculation of the Debt Service Coverage Ratio calculated by Borrower and subsequently approved by Administrative Agent.
(d)    Insurance Premium and Real Estate Tax Bills. Bills and other requests for payment for insurance premiums and Real Estate Taxes as required by Section 3.10.
(e)    Guarantor Covenant Compliance. On the Closing Date and within forty-five (45) days after each calendar quarter end, but within ninety (90) days after each calendar year end, a certificate from an authorized officer of Guarantor evidencing Guarantor’s compliance with the net worth and liquid asset covenants required by the Guaranty.

(f)    Additional Information. Within five (5) Business Days after request by Administrative Agent, any other financial statements or financial reports with respect to the Loan Parties and/or the Premises as Administrative Agent may reasonably request from time to time.
(g)    Environmental Insurance. Within 90 days after each calendar year-end, a loss run report in connection with claims under the Environmental Insurance, provided, however, that if at any time during any calendar year the aggregate amounts of claims under the Environmental Insurance exceeds $25,000,000, such report shall be furnished within 60 days after each calendar quarter end.
6.2    Notices and Information. Deliver to Administrative Agent in writing:
(a)    promptly upon Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default, (ii) that any Person has given any notice to Borrower or taken any other action with respect to a claimed cross-default of the type referred to in Section 8.1(f) of this Agreement, (iii) of the institution of, or any adverse development in, any litigation involving an alleged liability (including possible forfeiture of property) of Borrower greater than $250,000.00 in the aggregate, (iv) of any material casualty to its assets resulting in a loss in excess of $250,000.00 in the aggregate, or (v) of a condition or events that could reasonably be expected to cause a Material Adverse Effect, an Officer’s Certificate and/or other detailed written explanation acceptable to Administrative Agent specifying the nature and period of existence of any such condition or event, and the action Borrower is taking with respect thereto;
(b)    promptly upon Borrower becoming aware of the occurrence of or forthcoming occurrence of any (i) ERISA Event, or (ii) “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, an Officer’s Certificate specifying the nature thereof, the action Borrower is taking with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;
(c)    with reasonable promptness copies of (i) all notices received by Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (ii) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; and (iii) all notices received by Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
(d)    promptly, and in any event within five (5) Business Days after receipt thereof by Borrower, a copy of any notice, summons, citation, directive, letter or other form of communication from any Governmental Authority, or within five (5) Business Days of Borrower obtaining knowledge of, the release of any Hazardous Materials onto, into or from the Premises, any action or omission on the part of Borrower in connection with any substance defined as toxic or hazardous by any applicable Environmental Law, or concerning the filing of a Lien under any Environmental Law upon, against or in connection with Borrower or any of its leased or owned real or personal property, in connection with a Hazardous Materials Superfund or a Post-Closure Liability Fund as maintained pursuant to Section 9507 of the Code;
(e)    within five (5) Business Days after receipt thereof by Borrower, copies of all material notices (as set forth and described in Section 6.13 below); and
(f)    within five (5) Business Days after request by Administrative Agent, such other reasonable information and data with respect to any Loan Party.
6.3    Existence, Etc. At all times preserve and keep in full force and effect its Entity existence, and all rights, franchises and licenses material to its business.
6.4    Payment of Obligations. Pay and discharge, prior to the same becoming delinquent, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted with all required security or bonding provided by Borrower which has the effect of preventing the collection of such Taxes so contested and also of preventing the sale or forfeiture of the Premises or any part thereof or any interest therein and adequate reserves in accordance with Accounting Principles are being maintained by Borrower, (b) all lawful claims which, if unpaid, would by Law become a Lien upon the Premises, and (c) all Debt of Borrower, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt. Borrower shall provide to Administrative Agent, prior to the date on which interest or penalties would accrue thereon, a copy of each invoice or notice of obligations in the nature of Real Estate Taxes, together with evidence satisfactory to Administrative Agent of the payment of such obligations.
6.5    Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of Borrower, including, without limitation, the Premises, and from time to time will make or cause to be made all appropriate renewals and replacements thereof. Borrower shall not abandon the Premises, commit or allow waste to occur, or remove, materially alter, discontinue the use of, sell, transfer, assign, hypothecate, or otherwise dispose of any part of the Premises without the prior express written consent of Administrative Agent, except for replacements, substitutions, additions, modifications, and improvements in the ordinary course of business, which, in any event shall not materially impair the structural integrity, operating efficiency or value of the Premises; provided, however, that Administrative Agent’s consent shall be required for any such actions the cost of which, individually or in the aggregate, exceeds three percent (3%) of the Loan in any calendar year. All alterations, replacements, renewals, or additions made pursuant to this Section 6.5 shall automatically become and constitute a part of the Premises and shall be covered by the lien of the Mortgage. Borrower shall not do, and shall not permit to be done, any act which may in any way impair the security of the Mortgage.
6.6    Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by entities engaged in similar business and similarly situated to Borrower, of such types and in such amounts as are customarily carried under similar circumstances by such other businesses, including, without limitation, the following:
(a)    Commercial general liability insurance insuring against claims of liability of Borrower arising out of, occasioned by or resulting from any accident or otherwise resulting in, on or about the Premises and the adjoining streets, sidewalks and passageways, in a minimum amount of $1,000,000 for each occurrence for bodily injury including death, personal injury, and property damage, and $2,000,000 in the aggregate for each covered occurrence (including, without limitation, blanket contractual liability insurance, and products liability, if applicable), which amounts shall be increased, from time to time, to reflect what a reasonably prudent owner or lessee of buildings or improvements similar in type and locality to that of the Premises would carry;
(b)    (1) With respect to the Premises, during any periods of construction Borrower shall provide “Special Form” Builders Risk Insurance (non-reporting form), including earthquake (if the Premises in the future is considered to be in a higher risk seismic zone (presently zones 3 and 4) and subject to Administrative Agent’s then current policies requiring earthquake insurance), and “The Replacement Cost” endorsement, written on a completed value basis in an amount not less than the total value of the improvements under construction without deduction for physical depreciation and (2) with respect to the Premises at all other times, Borrower shall provide “Special Form” Insurance, including windstorm and named storm, earthquake, terrorism and “The Replacement Cost” endorsement, in an amount not less than the total value of the Improvements, without deduction for physical depreciation, to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; containing an “Ordinance or Law Coverage” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as required by Administrative Agent;
(c)    If the Premises are required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder (as determined by Administrative Agent from time-to-time), flood insurance in an amount not less than the maximum available by NFIP (or $500,000) with a deductible no greater than $10,000 plus excess flood insurance in amount equal to sum of (1) the insurable value of the first floor of the improvements located in the SFHA as determined by Administrative Agent and (2) 12 months of Business Interruption/Loss of Rents as determined by Administrative Agent, whichever amount is less;
(d)    Business income insurance sufficient to pay, during the period of interruption or loss (but in no event for a period less than eighteen (18) months and a twelve (12) month extended period of indemnity), (1) the normal Operating Expenses of the Premises and (2) the debt service required by this Agreement;
(e)    Boiler and machinery insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment, provided that the Premises contains equipment of such nature;

(f)    Excess/Umbrella Liability Insurance on a “follow form” basis with a minimum limit of liability of at least $100,000,000 for the Premises; and
(g)    Borrower shall maintain Pollution & Remediation Legal Liability Insurance (the “Environmental Insurance”) with liability limits of $25,000,000 for each pollution condition and $50,000,000 aggregate liability with all claims subject to retention of $50,000 for each pollution condition, provided that the Environmental Insurance shall at all times have at least $25,000,000 of aggregate liability coverage available with respects to which claims have not yet been made. Pollution & Remediation Legal Liability Insurance shall be acceptable to Administrative Agent and shall name or include Administrative Agent for the benefit of the Lenders as an additional insured. The obligation of Borrower to maintain the Environmental Insurance shall survive any foreclosure, deed-in-lieu of foreclosure, or similar proceedings by or through which Administrative Agent, the Lenders or any of their affiliates, nominees, successors, or assigns or any other Person bidding at a foreclosure sale may obtain title to the Premises or any portion thereof, and shall continue until such time as no legal action can be successfully brought against Administrative Agent or any Lender due to applicable statutes of limitation or repose. Notwithstanding the foregoing, Borrower shall have no liability to indemnify Administrative Agent and the Lenders under this section for any damages resulting from Hazardous Materials that Borrower can conclusively prove were first introduced or released in, on or under the Premises after the date title to the Premises was transferred pursuant to any foreclosure or deed-in-lieu of foreclosure.
Each insurance policy required under this Section 6.6:
(i)    shall be written by insurance companies authorized or licensed to conduct business in the state or commonwealth where the Premises is located and having an Alfred M. Best Company, Inc. rating of “A” or higher and a financial size category of X or better,
(ii)    shall be on such forms and written by such companies as shall be reasonably approved by Administrative Agent,
(iii)    providing insurance against loss or damage to property shall be written or endorsed so as to (1) contain a standard mortgagee or secured party endorsement, as the case may be, or its equivalent, naming Administrative Agent as mortgagee and lender loss payee, as its interests may appear, and (2) make all losses payable directly to Administrative Agent without contribution,
(iv)    providing commercial general liability coverage shall be written and endorsed so as to name or include Administrative Agent as an additional insured, as its interests may appear,
(v)    shall contain a provision to the effect that such policy shall not be cancelled, altered or in any way limited in coverage or reduced in amount unless Administrative Agent is notified in writing at least thirty (30) days prior to such change, except for non-payment of premium in which case ten (10) days’ notice will be given,

(vi)    except for flood insurance, if applicable, written under the Federal flood insurance program, shall contain an endorsement or agreement by the insurer that any loss shall be payable to Administrative Agent, as its interests may appear, in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of said insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim, deduction or subrogation against Borrower (so as not to interfere with Administrative Agent’s rights), and
(vii)    the coverage required by Section 6.6(b)(2) above may be in the form of a blanket policy; provided, however, that, in the event that any such coverage is provided in the form of a blanket policy, Borrower hereby acknowledges and agrees that failure to pay any portion of the premium therefor which is not allocable to the Premises or by any other action not relating to the Premises which would otherwise permit the issuer thereof to cancel the coverage thereof, will result in Administrative Agent requiring the Premises to be insured by a separate, single-property policy. Such blanket policy must properly identify and fully protect the Premises as if a separate policy were issued for 100% of replacement cost at the time of loss and otherwise meet all of Administrative Agent’s applicable insurance requirements set forth in this Section 6.6.
Borrower shall not take out any separate or additional insurance with respect to the Premises which is contributing in the event of loss unless it is properly compatible with all of the requirements of this Section 6.6. Borrower shall give Administrative Agent prompt notice of any lapse in the insurance required by this Section 6.6 and at least thirty (30) days prior to the expiration of any such policy, Borrower shall furnish evidence satisfactory to Administrative Agent that such policy has been renewed or replaced or is no longer required by this Section 6.6; provided, however, if Borrower fails to provide such evidence, Administrative Agent shall notify Borrower of such failure and Borrower shall have five (5) Business Days to furnish such evidence to Administrative Agent. Borrower shall deliver to Administrative Agent a certified copy of each policy required herein within thirty (30) days after its effective date. In addition, unless Borrower is making payments to Administrative Agent pursuant to Section 3.10 above, Borrower shall provide to Administrative Agent, on or before the due date thereof, copies of each invoice or notice of premiums due on any such insurance policies and evidence satisfactory to Administrative Agent of the payment thereof.
6.7    Casualty/Condemnation. (a) If an insured casualty or condemnation occurs where (i) in the reasonable judgment of Administrative Agent, (x) the Premises can be restored in a manner that results in the Loan to Value Ratio not exceeding sixty-five percent (65%) and, (y) rents payable under Leases that are either not cancelable due to such casualty or, if cancelable, the tenants thereunder have delivered written notice that they have waived such termination right, are sufficient to achieve a Debt Service Coverage Ratio of not less than 1.45:1.00, (ii) in the reasonable judgment of Administrative Agent, the Premises can be restored within twelve (12) months thereafter, and at least six (6) months before the scheduled Maturity Date, and prior to the expiration of the rental or business interruption insurance with respect thereto, to substantially the same condition and economic value and viability immediately prior to such casualty or condemnation; (iii) the amount of insurance proceeds or condemnation award received by Borrower shall be sufficient, in Administrative Agent’s reasonable judgment, to pay the cost of such restoration, and, if not, Borrower shall have deposited with Administrative Agent the amount of any shortfall; and (iv) no Event of Default shall have occurred and be then continuing, then any insurance proceeds or condemnation award, as applicable (after reimbursement of any expenses incurred by Administrative Agent in connection therewith), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Premises (the “Restoration”), in the manner and pursuant to procedures and documentation reasonably required by Administrative Agent. Borrower shall promptly commence and diligently prosecute any such Restoration. Upon completion of a Restoration, if any insurance proceeds or condemnation awards, as applicable, then being held by Administrative Agent are not necessary to pay the costs of such Restoration, so long as no Event of Default has occurred and is continuing, Borrower shall have the right to request disbursements of such excess proceeds from time to time to pay operating expenses with respect to the Premises. In addition, if no Cash Sweep Period exists for two consecutive DSCR Test Periods following the completion of such Restoration, Administrative Agent shall promptly disburse all such exceeds proceeds to Borrower.
(b)    If an insured casualty or condemnation occurs and Administrative Agent is not obligated to disburse the insurance proceeds and/or condemnation award, as applicable for the Restoration of the Premises, then Administrative Agent may, in its absolute and sole discretion, apply all such insurance proceeds and/or condemnation awards against the principal balance, any interest due and owing and other sums due and owing under this Agreement, the Note and the other Loan Documents, in such order as Administrative Agent shall determine.
6.8    Inspection. On no less than twenty-four (24) hours’ prior notice, permit any authorized representatives designated by Administrative Agent and/or any Lender at the expense of Administrative Agent and such Lender, as applicable, to visit and inspect the Premises (subject to the rights of tenants under their leases) and any of the other properties of Borrower, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, members, employees, representatives, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested; provided that when an Event of Default exists, the foregoing shall be at the expense of Borrower.
6.9    Compliance with Laws, Etc. Exercise all commercially reasonable due diligence in order to comply with the requirements of all applicable Laws, including, without limitation, all Environmental Laws in all material respects.
6.10    Books and Records. Maintain proper records and accounts of all financial transactions and matters involving the assets and business of Borrower.
6.11    Maintenance of Permits, Etc. (a) Maintain in full force and effect all Permits, franchises, authorizations and other rights necessary for the operation of Borrower’s business and the Premises, and (b) notify Administrative Agent in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any of the foregoing.

6.12    Leasing Restrictions. Not, without the prior express written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed, (i) enter into any Major Leases, (ii) modify the form of a Major Lease previously approved by Administrative Agent (other than modifications to address customary lease modifications in the existing local market for similar properties that do not otherwise require Administrative Agent’s consent hereunder), (iii) modify, amend or terminate any Major Lease modify any Lease that will result in such Lease constituting a Major Lease, (iv) accept any rental payment more than thirty (30) days in advance of its due date or (v) enter into any ground lease of all or a substantial portion of the Premises. Any lease termination payments (i) in excess of $250,000 or (ii) during a Cash Sweep Period, shall be delivered to Administrative Agent (with any lease termination payments to be deposited into the Clearing Account and applied in accordance with the terms of this Agreement), on behalf of the Lenders, to be held as additional collateral for the Loan. Provided no Event of Default has occurred and is continuing, Borrower shall be permitted to request disbursements of any lease termination payments then being held by Administrative Agent to pay tenant improvement costs and leasing commission in connection with securing a replacement tenant for the applicable space. All Leases must contain an automatic attornment provision whereby upon a foreclosure, the tenant automatically shall recognize the successor owner as landlord and such tenant shall have no right to terminate its Lease upon such foreclosure. If Borrower enters into any new Lease or any modification or renewal of any existing Lease, at Administrative Agent’s request, Borrower shall cause the tenant thereunder to execute a subordination and attornment agreement in form and substance satisfactory to Administrative Agent unless such lease contains attornment provisions reasonably acceptable to Administrative Agent. Borrower shall provide Administrative Agent with copies of the fully executed Leases promptly following their execution. Notwithstanding the foregoing, so long as no Event of Default exists, Borrower may, without Administrative Agent’s prior written consent, enter into any Lease that is not a Major Lease so long as: (A) such Lease is on the form previously approved by Administrative Agent (subject to modifications to address customary lease modifications in the existing local market for similar properties that do not otherwise require Administrative Agent’s consent hereunder); (B) the tenant improvement costs relating to such Lease to be paid by Borrower are comparable to improvements made for other tenants engaged in a similar business; and (C) such Lease is not a “master lease” (i.e., a Lease which is entered into by Borrower, as landlord, with any Guarantor, any Affiliate of Borrower or any Guarantor, or Borrower itself, as tenant). Prior to seeking Administrative Agent’s consent to any proposed Major Lease, Borrower shall deliver to Administrative Agent (1) a term sheet for any such proposed Major Lease containing the applicable information reasonably approved by Borrower and Administrative Agent, (2) any reasonable information relating to the prospective tenant (to the extent such information is in Borrower’s possession and subject to Administrative Agent’s execution of a confidentiality agreement in form and substance reasonably acceptable to Administrative Agent, Borrower and the applicable prospective tenant) requested by Administrative Agent, including financial and credit information of prospective tenant; and an (3) executed letter of intent. To the extent Administrative Agent’s approval of a proposed Major Lease or termination, modification or amendment to a Major Lease is required under this Section and Administrative Agent fails to provide written notice of disapproval of such proposed Lease, together with reasonably detailed identification of the disapproved terms and corresponding alternative approved terms within five (5) Business Days after receipt of such notice, then Borrower shall submit a second written request for approval by first-class certified or registered United States mail, postage prepaid, return receipt requested, by nationally-recognized overnight courier, or by personal delivery, in all cases with charges prepaid, which second request shall contain (i) the following notice in bold-face capital letters in 14-point font or larger: “RESPONSE REQUIRED WITHIN TWO (2) BUSINESS DAYS OF RECEIPT. FAILURE TO DISAPPROVE THE SAME SHALL BE DEEMED APPROVAL IF NOT DISAPPROVED IN WRITING” and (ii) attach the initial request for approval. In the event that Administrative Agent fails to provide written notice of disapproval within two (2) Business Days of receipt of such second notice, together with reasonably detailed identification of the disapproved terms and corresponding alternative approved terms to such proposed Leases and any proposed modifications or amendments to any Lease, Administrative Agent’s approval and consent shall be deemed to have been granted. All Leases in excess of 50,000 square feet shall require approval of the Required Lenders and all requests for approval of proposed Leases in excess of 50,000 square feet shall be delivered simultaneously to Administrative Agent and the Lenders. Administrative Agent shall notify Borrower of the contact information for each Lender promptly upon Borrower request to facilitate obtaining such Lender’s approval. Notwithstanding the above, Borrower shall remit to Administrative Agent a copy of each new Lease together with any financial information received by Borrower with respect to such tenant.
6.13    Defaults Under Leases. Not suffer or permit (i) any breach or default to occur beyond any applicable notice and cure periods in any of Borrower’s obligations under any Major Leases, (ii) any Lease termination by reason of any failure of Borrower to meet any requirement of any Major Lease, including those with respect to any time limitation within which any of Borrower’s work is to be done or the space is to be available for occupancy by the tenant. Borrower shall notify Administrative Agent promptly in writing in accordance with Section 6.2 upon a default, beyond any applicable notice and cure period, under a Major Lease (other than, if applicable, a residential tenant or a tenant of a self-storage unit at the Premises).
6.14    Material Notices. Provide Administrative Agent with copies of all material notices received by Borrower from any: tenant (except for tenants under residential Leases), Governmental Authority or insurance company within five (5) Business Days after such notice is received. In addition, Borrower shall promptly provide Administrative Agent with written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or threatened in writing against Borrower or the Premises. Notwithstanding the foregoing, Borrower shall not be obligated to provide Administrative Agent with written notice in respect of personal injury litigation against Borrower or the Premises if the amount claimed is less than $250,000.00, as long as the maximum liability under any such litigation is covered in its entirety by liability insurance maintained by Borrower and the insurance carrier has not refused the tender of defense or coverage.
6.15    Required Repairs. Complete the repairs noted on Schedule 6.15 within the time frames noted thereon unless such schedule is marked “N/A”.
6.16    Use of Premises. Unless required by applicable Law, not permit changes in (i) the use of the Premises, (ii) the plat of subdivision, or (iii) zoning classification, without, in each instance, Administrative Agent’s prior written consent.

6.17    No Commingling of Funds/Accounts.
(a)    Not commingle the funds related to the Premises with funds from any other property or Person.
(b)    Establish any accounts other than the accounts specifically permitted herein, which accounts shall be maintained with Administrative Agent.
6.18    Personal Property. Maintain all of Borrower’s personal property, fixtures, attachments and equipment delivered upon, attached to, used or required to be used in connection with the operation of the Premises (collectively, the “Personal Property”) at the Premises and shall keep the same free and clear of all liens, encumbrances and security interests. Borrower shall not, without the prior written consent of Administrative Agent, sell, assign, transfer, encumber, remove or permit to be removed from the Premises any of the Personal Property; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower may sell or otherwise dispose of the Personal Property when obsolete, worn out, inadequate, unserviceable or unnecessary for use in the operation of the Premises, but, if material to the operation of the Premises, only upon replacing the same with other Personal Property of substantially similar value and utility to the Personal Property that is disposed.
6.19    Appraisals. Cooperate with Administrative Agent in connection with Administrative Agent obtaining new or updated Appraisals of the Premises from time to time. Borrower shall pay for any such Appraisal if (a) an Event of Default exists, (b) the Appraisal is ordered following the occurrence of a casualty or condemnation of the Premises, (c) the Appraisal is the first Appraisal obtained by Administrative Agent during any calendar year, (d) the Appraisal is obtained to comply with any Laws or regulatory requests any Lender’s policy promulgated to comply therewith (but not more often than once in any calendar year in connection with this clause (d)), or (e) the Appraisal is obtained in connection with any extension of the Maturity Date.
6.20    Loss of Notes. Upon notice from Lender of the loss, theft, or destruction of the Notes and upon delivery of an affidavit of lost note and an indemnity regarding the same to Borrower, make and deliver a new note in exact form and substance of the then to be superseded Notes. In the event such lost, stolen or destroyed Note is subsequently located by Lender, such Lender shall promptly mark it as “CANCELLED AND VOID” and shall promptly return it to Borrower.
6.21    Site Visits, Observation and Testing. Permit Administrative Agent and the Lenders and their agents and representatives, upon notice to Borrower (but without having to provide notice in the event of an emergency or following the occurrence of an Event of Default hereunder), at any reasonable time, to enter and visit the Premises (subject to the rights of tenants under their Leases) for the purpose of performing appraisals, observing the Premises, taking and removing soil or groundwater samples (if an Event of Default has occurred and is continuing and Administrative Agent, after consultation with an environmental engineer, reasonably believes there exist Hazardous Materials at the Premises in violation of any Environmental Laws), obtaining property condition reports, and conducting tests on any part of the Premises. However, Administrative Agent and the Lenders have no duty to visit or observe the Premises or to conduct tests, and no site visit, observation or testing by Administrative Agent or the Lenders, their agents or representatives shall impose any liability on any of Administrative Agent or the Lenders, their agents or representatives except to the extent of such party’s gross negligence or willful misconduct. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by any of Administrative Agent or the Lenders, their agents or representatives. None of Administrative Agent, the Lenders, or their agents or its representatives owe any duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of any other adverse condition affecting the Premises. Administrative Agent and the Lenders shall make reasonable efforts to avoid interfering in any material respect with Borrower’s use of the Premises in exercising any rights provided in this Section 6.21.
6.22    Single Purpose Entity. At all times prior to the Closing Date and shall hereafter comply with the following single purpose entity covenants:
(a)    Omitted.
(b)    Borrower shall maintain correct and complete financial statements, accounts, books and records and other entity documents separate from those of any Affiliate of Borrower or of any Equity Holder or any other Person. Borrower’s financial statements shall substantially comply with Accounting Principles (or such other accounting methods as are acceptable to Administrative Agent).
(c)    Borrower shall maintain its own separate bank accounts, payroll and correct, complete and separate books of account.
(d)    Borrower shall hold itself out to the public under Borrower’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate of Borrower or of any Equity Holder.
(e)    Borrower shall observe all customary formalities regarding the existence of Borrower, including holding meetings and maintaining current and accurate minute books separate from those of any Affiliate of Borrower or of any Equity Holder.
(f)    Borrower shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized officers, agents and/or sole members. No Affiliate of Borrower or of any Equity Holder shall be appointed or act as agent of Borrower, other than as a property manager or leasing agent with respect to the Premises.
(g)    Investments shall be made in the name of Borrower directly by Borrower or on its behalf by brokers engaged and paid by Borrower.
(h)    Except as required by Administrative Agent, Borrower shall not guarantee, pledge or assume or hold itself out or permit itself to be held out as having guaranteed, pledged or assumed any liabilities or obligations of any Equity Holder or any Affiliate of Borrower, nor shall it make any loan, except as permitted in the Loan Documents.
(i)    Borrower is solvent and shall undertake commercially reasonable efforts to remain solvent; provided, however, that nothing in this section (i) shall require any Equity Holder

(except in connection with any guarantees granted in connection with the Loan) to provide additional capital to Borrower.
(j)    Assets of Borrower shall be separately identified, maintained and segregated. Borrower’s assets shall at all times be held by or on behalf of Borrower and if held on behalf of Borrower by another Person, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by Borrower. This restriction requires, among other things, that (A) funds of Borrower shall be deposited or invested in Borrower’s name, (B) funds of Borrower shall not be commingled with the funds of any Affiliate of Borrower or of any Equity Holder, (C) Borrower shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate of Borrower or of any Equity Holder, and (D) funds of Borrower shall be used only for the business of Borrower.
(k)    Borrower shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of Borrower or of any Equity Holder.
(l)    Borrower shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, only out of its own separate funds and assets.
(m)    Borrower shall at all times undertake commercially reasonable efforts to be adequately capitalized to engage in the transactions contemplated at its formation; provided, however, that nothing in this Section 6.22(m) shall require any Equity Holder (except in connection with any guarantees granted in connection with the Loan) to provide additional capital to Borrower.
(n)    All data and records (including computer records) used by Borrower or any Affiliate of Borrower in the collection and administration of any loan shall reflect Borrower’s ownership interest therein.
(o)    No funds of Borrower shall be invested in securities issued by, nor shall Borrower acquire the indebtedness or obligation of, an Affiliate of Borrower or of an Equity Holder.
(p)    Borrower shall maintain an arm’s length relationship with each of its Affiliates and may enter into contracts or transact business with its Affiliates only on commercially reasonable terms that are no less favorable to Borrower than is obtainable in the market from a Person that is not an Affiliate of Borrower or of any Equity Holder.
(q)    Borrower shall correct any misunderstanding that is known by Borrower regarding its name or separate identity.
6.23    Underground Storage Tank Removal and Remediation. The Phase I has identified the existence of an underground storage tank (“UST”) at the Premises. Borrower shall remove the UST in accordance with applicable regulations and obtain all necessary approvals by applicable Governmental Authorities within 120 days after the Closing Date. If the UST has been removed and Borrower has completed any necessary remediation associated with the UST, but has not yet obtained the necessary approvals, then such 120 day period shall be extended so long as Borrower is diligently pursuing the necessary governmental approvals and is otherwise complying with any requirements by applicable Governmental Authorities in connection with the removal of the UST. Failure to comply with the requirements of this Section 6.23 shall constitute an Event of Default.
6.24    Hedging Contracts.
(a)    Within thirty (30) days after the Closing Date, Borrower shall hedge LIBOR for the term of the Loan by maintaining one or more Hedging Contracts in an aggregate notional amount equal to seventy-five percent (75%) of the Loan that caps LIBOR at a rate not to exceed three and one-half percent (3.5%), that is coterminous with the initial Maturity Date and that is otherwise upon terms and subject to such conditions reasonably acceptable to Administrative Agent. If the counterparty to a Hedging Contract is not Administrative Agent or an Administrative Agent Affiliate (a “Third-Party Hedge Provider”) such Third-Party Hedge Provider shall have a long term, unsecured and unsubordinated debt rating of at least A- by S&P and A3 by Moody’s. In the event of any downgrade, withdrawal or qualification of the rating of such Third-Party Hedge Provider below A- by S&P or A3 by Moody’s, Borrower shall replace the Hedging Contract then in effect with an Lender Hedging Contract or with a Hedging Contract from a Third-Party Hedge Provider meeting the above ratings’ requirements not later than fifteen (15) Business Days after learning of such downgrade, withdrawal or qualification.
(b)    Any Lender Hedging Contract shall be secured by the Security Documents. Any Hedging Contract with a Third-Party Hedge Provider shall not have recourse to Borrower and shall not be secured by the Security Documents.
(c)    Borrower’s interest in any Hedging Contract shall be collaterally assigned to Administrative Agent for the benefit of the Lenders pursuant to documentation reasonably satisfactory to Administrative Agent and the counterparty thereto shall execute an acknowledgment of such assignment, which acknowledgment shall include an agreement to (i) pay directly into the Operating Account all sums payable pursuant to such Hedging Contract and (ii) provide Administrative Agent with the ability to cure any Borrower defaults under such Hedging Contract, and shall otherwise be reasonably satisfactory to Administrative Agent in form and substance.
6.25    Guarantor Impairment. Promptly notify Administrative Agent of any death, incarceration, declaration of incompetency, bankruptcy filing or dissolution of any Guarantor.
6.26    Capital Improvements Reserve. Borrower shall (i) complete all capital improvements indicated on Schedule 6.26 (the “Required Capital Improvements”), and (ii) shall expend at least $6,500,000.00 on capital improvements at the Premises. Borrower shall have the right to satisfy the requirements set forth in clause (i) and (ii) above, by depositing with Administrative Agent a reserve (the “Capital Improvements Reserve”) in an amount equal to the sum of (x) the cost to complete any Required Capital Improvements that have not yet been completed, as reasonably determined by Administrative Agent, plus (y) if Borrower has not expended at least $6,500,000.00 on capital improvements at the Premises as of such date, the difference between such amount and the amount actually expended by Borrower on capital improvements at the Premises

(less any amounts deposited pursuant to (i) above). Provided that no Event of Default has occurred and is continuing, funds in the Capital Improvement Reserve shall be released to Borrower as the remaining Required Capital Improvements are completed and upon satisfaction by Borrower of the terms and conditions set forth in Section 1 and Section 4 of Exhibit F, provided, however, that paragraph 11 of Section 1 (regarding receipt by Lender of a date down endorsement from the Title Company) shall not be required for releases for Required Capital Improvements
ARTICLE VII
NEGATIVE COVENANTS
So long as any Obligation shall remain unpaid or the Lenders shall have any Commitment hereunder, Borrower shall not, without the prior written consent of Administrative Agent:
7.1    Liens, Etc. Directly or indirectly create, incur, assume, or permit to exist any Lien upon or with respect to any of its assets or properties, including the Premises, whether now owned or hereafter acquired (other than the Permitted Encumbrances).
7.2    Debt. Create, incur, assume, or permit to exist any Debt (excluding any Hedging Contract required under this Agreement or the other Loan Documents), except for (a) Debt owed to the Lenders and (b) Debt in the ordinary course of business that is not secured by the Premises, but not to exceed in the aggregate one percent (1%) of the Loan amount.
7.3    Mezzanine Debt. Permit any direct or indirect ownership interest in Borrower to be pledged as security for any Debt except as permitted in the definition of Change in Control.
7.4    Borrower as Tenant. Create, incur, assume, or permit to exist any obligations for the payment of rent for any property under leases or agreements to lease (other than Capital Leases).
7.5    Equity Payments, Etc. Declare or pay any dividends or distributions, allow the purchase or otherwise sell for value any of its Ownership Interests, or make any distribution of assets to any of the holders of its Ownership Interests as such, except that, so long as no Event of Default or Cash Sweep Period exists, Borrower may declare and deliver dividends and make distributions of excess cash flow to the owners of Borrower.
7.6    Fundamental Changes; Change in Control. (a) change its, or permit any Entity Guarantor, to change its structure, name, location or jurisdiction, or organizational number, (b) alter the nature or character of its business as presently conducted, (c) consolidate with, merge with, or acquire all or substantially all of the Ownership Interests of any Entity, (d) institute any change in the management structure of Borrower without the prior express written consent of Administrative Agent, (e) liquidate, windup, or dissolve, or allow any Entity Guarantor to liquidate, windup, or dissolve, (f) create any subsidiary, or (g) permit a Change in Control to occur. Notwithstanding the foregoing, Permitted Transfers shall not be prohibited and are expressly permitted hereunder, provided, however, that Transfers that are not expressly prohibited shall be conditioned upon Borrower’s ability to, after giving effect to the transfer in question, (i) remake the representations contained in Section 5.11 and Section 9.20 and (ii) continue to comply with the covenants contained Section 9.20. Upon request from Administrative Agent, Borrower shall promptly provide Administrative Agent a revised version of the organizational chart attached hereto as Schedule 5.7 (as such chart may be updated from-time-to-time) reflecting any changes to such organizational chart as a result of any equity transfer consummated in accordance with these requirements.
7.7    Loans, Investments, Contingent Liabilities. Make or permit to remain outstanding any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, except that Borrower may endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
7.8    Asset Sales. Except for Transfers, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, the Premises or all or any other part of its business, properties, or assets except in the ordinary course of its business, whether now owned or hereafter acquired.

7.9    Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to Borrower than those that might be obtained at the time from Persons who are not such an Affiliate.
7.10    Conduct of Business. Engage in any business other than (a) the businesses engaged in by Borrower on the Closing Date and similar or directly related businesses and (b) such other lines of business as may be consented to by Administrative Agent in writing.
7.11    Fiscal Year. Change Borrower’s fiscal year.
7.12    Limitation on Other Restrictions on Amendment of the Loan Documents. Enter into, or become subject to any agreement or instrument that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents.
7.13    Limitations on Modifications of Certain Agreements and Instruments. Amend, modify or supplement its charter or governing documents.
7.14    Property Management and Leasing Agreements. Enter into any property management or leasing agency agreement with respect to the Premises unless each such agreement (a) shall be expressly subordinate or made subordinate to the Mortgage, (b) shall have been reasonably approved in writing by Administrative Agent prior to its execution and delivery by Borrower, (c) shall be assigned to Administrative Agent, (d) shall be terminable without cause by Borrower upon not more than thirty (30) days’ notice, and in the case of the foregoing clauses (a)

and (c), upon documentation acceptable to Administrative Agent. Administrative Agent hereby approves Manager as the manager of the Premises, and further pre-approves CBRE, Inc., Transwestern, Hines, Cushman & Wakefield as replacement for Manager. Borrower shall not change said Manager or modify, amend, terminate or cancel any management or leasing contracts without the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed.
ARTICLE VIII
EVENTS OF DEFAULT
8.1    Events of Default. If any of the following events (hereinafter each such event being referred to as an “Event of Default”) shall occur and be continuing:
(a)    Borrower shall fail to pay, when due, any amount of principal of the Loan, any interest on the Loan, or any fee hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 7.2, 7.3, 7.6, or 7.8 of this Agreement; or
(c)    Borrower breaches its obligations under (i) Sections 6.1 and such breach is not cured within five (5) Business Days after written notice to Borrower from Administrative Agent, or (ii) Section 6.6; or
(d)    Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document other than those referred to in Sections 8.1(a), (b) or (c) above and any such failure shall remain unremedied for thirty (30) days after notice from Administrative Agent; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed ninety (90) days; or
(e)    Any representation or warranty made by any Loan Party in any Loan Document shall prove to have been false or incorrect in any material respect when made or deemed made; or
(f)    (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future Law, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding, or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days; or
(g)    Omitted; or
(h)    One or more judgments, attachments or decrees shall be entered against Borrower in excess of $3,000,000 or any Guarantor in excess of $20,000,000 and all such judgments, attachments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or
(i)    There shall occur one or more ERISA Events that might reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds the amount set forth in the financial statements delivered pursuant to Section 6.1 of this Agreement and such benefit liabilities remains unfunded for ten (10) Business Days after Administrative Agent’s delivery of written notice to Borrower; or
(j)    Any guaranty relating to the Loan, for any reason other than satisfaction in full of all Obligations or reduction of the Payment Guaranty in accordance with the provisions of the Guaranty and Section 6.26 of this Agreement, ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under such guaranty or gives notice to such effect or any Guarantor breaches any financial covenant in such Guarantor’s Guaranty; or
(k)    Any Security Document shall cease to be in full force and effect or any Lien created by or purported to be created by the Security Documents ceases to be valid, enforceable and perfected first priority liens except to the extent expressly permitted by the Loan Documents and such failure shall continue for ten (10) Business Days after Administrative Agent’s delivery of written notice to Borrower; or
(l)    Omitted;
(m)    A Change in Control shall occur; or
(n)    Seizure (except for seizures which, after prior notice to Administrative Agent, are being contested in good faith by Borrower by appropriate proceedings and for which a final non-appealable decision has not been rendered) or foreclosure of any of the properties or assets of Borrower pursuant to process of law or by respect of legal self-help; or
(o)    The conveyance or lease of any of the air development rights with respect to the Premises without the prior express written consent of Administrative Agent (Borrower hereby agreeing that such sale or Lease shall conclusively impair the security interest of the Mortgage); or

(p)    A default, after any applicable notice and cure period, shall have occurred under any Hedging Contract required hereunder; or
(q)    A default shall have occurred beyond any notice and cure period under any other Loan Document; or
(r)    A default shall have occurred beyond any notice and cure period under any Major Lease; or
(s)    There shall have occurred a material default under the Management Agreement, which continues after any notice and/or cure period provided for therein.
THEN,
(i)    upon the occurrence of any Event of Default described in Section 8.1(f) above, the Loan, together with all accrued interest thereon, and all other Obligations under this Agreement, the Notes, and the other Loan Documents shall automatically become due and payable and upon any other Event of Default, Administrative Agent may, upon notice to Borrower, declare the Loan, together with all accrued interest thereon, and all other Obligations under this Agreement, the Notes, and the other Loan Documents to be due and payable, whereupon the same shall immediately become due and payable;
(ii)    Administrative Agent may exercise the remedies available to it and the Lenders hereunder and under the other Loan Documents and at law and in equity; and
(iii)    Administrative Agent may apply on account of the Obligations any unexpended monies still retained by Administrative Agent that were paid by Borrower to Administrative Agent: (A) for the payment of, or as security for the payment of Real Estate Taxes, assessments or other governmental charges, insurance premiums, or any other charges or (B) to secure the performance of some act by Borrower.
8.2    Application of Funds. After the exercise of remedies under Section 8.1 above, any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order of priority:
(i)    First, to the payment of all fees, costs and expenses (including reasonable attorneys’ fees and expenses, and expressly including any and all post-judgment collection costs and expenses) incurred by Administrative Agent and/or its agents or representatives arising under this Loan Agreement and any of the other Loan Documents, including, those arising in connection with the realization of such payments or proceeds;
(ii)    Second, to the payment in full of all accrued interest and other sums, if any, due and owing under the Note and the other Loan Documents; and
(iii)    Third, to the payment in full of all outstanding principal, if any, due and owing under the Notes;

(iv)    Fourth, to the payment of any other amounts due and payable pursuant to the Loan Documents and any Additional Interest (as defined in the Mortgage);
(v)    Fifth, amounts to be held in reserve by Administrative Agent for future payment of Real Estate Taxes, insurance premiums and other Operating Expenses (as determined by Administrative Agent in its sole discretion); and
(vi)    Last, the balance, if any, of such payments, proceeds, or amounts to Borrower, or, if otherwise determined by a court of competent jurisdiction, to any Person who may be entitled thereto.
ARTICLE IX
MISCELLANEOUS
9.1    Amendments, Etc. No amendment to or waiver of any term, covenant, condition or requirement of this Agreement shall in any event be effective unless specifically evidenced in a writing signed by or on behalf of Administrative Agent. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
9.2    No Implied Waiver; Remedies Cumulative. No delay or failure of Administrative Agent in exercising any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of Administrative Agent and the Lenders under this Agreement are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.
9.3    Notices.
(a)    All notices and other communications (collectively, “notices”) under this Agreement shall be in writing, except as otherwise expressly permitted herein, and shall be sent by first-class certified or registered United States mail, postage prepaid, return receipt requested, by nationally-recognized overnight courier, or by personal delivery, in all cases with charges prepaid, to the following address, unless and until a party shall have notified the other party hereto of a substitute address:
If to Borrower:
KBS SOR City Tower, LLC
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn:  Shep Wainwright, Senior Vice President
Email:  swainwright@kbs.com
and to:

KBS SOR City Tower, LLC
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn:  Todd Smith, Vice President, Controller
REIT Corporate Account
Email:  tsmith@kbs.com
and to:

KBS SOR City Tower, LLC
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn:  Kimberley Smith, Senior Vice President,
Director of Property Management
Email:  ksmith@kbs.com
With a copy to:
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, CA 92626
Attn: Scott A. Morehouse, Esq.
Email: smorehouse@sheppardmullin.com
If to Guarantor:
KBS SOR City Tower, LLC
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn:  Shep Wainwright, Senior Vice President
Email:  swainwright@kbs.com

and to:

KBS SOR City Tower, LLC
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn:  Todd Smith, Vice President, Controller
REIT Corporate Account
Email:  tsmith@kbs.com

and to:

KBS SOR City Tower, LLC
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn:  Bryce Lin, Director of Finance and Reporting
Email:  blin@kbs.com
With a copy to:
Sheppard Mullin Richter & Hampton LLP
650 Town Center Drive, 4th Floor
Costa Mesa, California 92626
Attn: Scott A. Morehouse, Esq.
Email: smorehouse@sheppardmullin.com
If to Administrative Agent:
Compass Bank
2020 Main Street, Suite 950
Irvine, California 92614
Attention: Gabe Potyondy, Managing Director

With a copy to:
Compass Bank
8333 Douglas Avenue, 5th Floor
Dallas, Texas 75225
Attn: Danielle Farnham, Senior Vice President

With a copy to:
Ballard Spahr LLP
1675 Broadway, 19th Floor
New York, New York 10019-5820
Attention: Jeffrey S. Page, Esq.
(b)    Any properly given notice shall be deemed given or made upon the earliest of: (i) if delivered by hand or by overnight courier, one Business Day after delivery to such hand or overnight courier; or (ii) if delivered by mail, three Business Days after deposit in the mail; provided that notices to Administrative Agent pursuant to ARTICLE II shall not be effective until actually received by Administrative Agent. Administrative Agent may rely on any notice (whether or not made in a manner contemplated by this Agreement) purportedly made by or on behalf of Borrower, and Administrative Agent shall have no duty to verify the identity or authority of the Person giving such notice.
9.4    Expenses. Borrower agrees to pay upon demand all reasonable costs and expenses (including reasonable fees and expenses of outside counsel, auditors, appraisers and other professional, accounting and consulting costs, and during the continuance of an Event of Default, a reasonable estimate of the allocated costs of in-house counsel and staff, and costs associated with recording and filing any Security Document, searching liens against the Premises, and any and all post-judgment collection costs and expenses) which Administrative Agent may incur from time to time in connection with the preparation, amendment, modification, enforcement or restructuring or preservation of rights or remedies under, this Agreement. Upon request by Borrower, Administrative Agent shall provide evidence of such costs and expenses.
9.5    Indemnity. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Administrative Agent and the Lenders, and their shareholders, officers, directors, employees and agents of Administrative Agent and the Lenders (collectively, the “Indemnified Parties”) from and against any and all losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Premises or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Premises or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof; (d) any failure of the Premises to be in compliance with any applicable Laws; (e) any and all claims and demands whatsoever which may be asserted against the Indemnified Parties by reason of any alleged obligations or undertakings on their part to perform or discharge any of the terms, covenants or agreements contained in any lease, management agreement or any other agreement for services with respect to the Premises to which Borrower is a party; and (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Administrative Agent) which may be payable in connection with the funding of the Loan evidenced by the Notes and secured by the Mortgage, except to the extent any such loss is the result of the fraud, gross negligence or willful misconduct of such Indemnified Party.
9.6    Protective Advances. Administrative Agent shall have the right, with notice to Borrower to the extent practicable and so long as no Event of Default is continuing, to take such action as Administrative Agent deems reasonably necessary to preserve and protect its interest in the Premises, including, without limitation, obtaining insurance coverage as required hereunder, and all expenses incurred by Administrative Agent and/or the Lenders in connection with such action or in obtaining such insurance shall be secured by the Mortgage and paid by Borrower to Administrative Agent and/or the Lenders, as applicable, upon demand and, until paid, shall bear interest at the Default Rate.
9.7    Assignments and Participations.
(a)    No Lender may sell, assign, transfer, pledge, mortgage or hypothecate its rights or obligations (including, without limitation, its Commitment) under this Agreement or any of the other Loan Documents except as expressly permitted under this Section 9.7. Each Lender shall have the right to assign or transfer its rights and obligations arising under this Agreement and any of its rights and security hereunder and under the other Loan Documents, in whole or in part, subject to the receipt of the prior written consent of the Administrative Agent, provided that Administrative Agent shall be required to remain the administrative agent under the Loan provided that no Event of Default has occurred and is continuing and Administrative Agent has not elected to discontinue administering real estate loans in the State of California (subject to the Required Lenders’ right to remove Administrative Agent if Administrative Agent is grossly negligent or commits willful misconduct). In addition to obtaining the consent of the Administrative Agent, the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required to the extent any Lender shall assign or transfer its rights and obligations arising under this Agreement and any of its rights and security hereunder and under the other Loan Documents, in whole or in part, unless an Event of Default has occurred and is continuing at the time of such assignment. If Borrower’s consent to an assignment or transfer is required under this Section 9.7 and Borrower fails to provide written notice of disapproval of such assignment or transfer within five (5) Business Days after receipt of such notice, then Administrative Agent shall submit a second written request for approval by first-class certified or registered United States mail, postage prepaid, return receipt requested, by nationally-recognized overnight courier, or by personal delivery, in all cases with charges prepaid, which second request shall contain (i) the following notice in bold-face capital letters in 14-point font or larger: “RESPONSE REQUIRED WITHIN TWO (2) BUSINESS DAYS OF RECEIPT. FAILURE TO DISAPPROVE THE SAME SHALL BE DEEMED APPROVAL IF NOT DISAPPROVED IN WRITING” and (ii) attach the initial request for approval. In the event that Borrower fails to provide written notice of disapproval within two (2) Business Days of receipt of such second notice, Borrower’s approval and consent shall be deemed to have been granted. With respect to any such assignment permitted under the terms of this Section 9.7, such assignment shall be further subject to the following conditions, that (i) the parties to each such assignment shall execute and exchange an assignment and assumption agreement (“Assignment and Assumption”) in substantially the form of Exhibit E attached hereto, (ii) each such assignment or transfer shall be of all of such Lender’s rights and obligations to the extent of the Percentage so assigned, (iii) each assignment or transfer is made upon at least fifteen (15) days prior written notice to Administrative Agent, (iv) each assignment or transfer is consented to by Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed if the proposed assignee or transferee is an Eligible Assignee and has provided to Administrative Agent such documents and/or information as Administrative Agent shall reasonably request in connection with such assignment or transfer. Upon such execution and exchange and if such Assignment and Assumption Agreement has been properly completed and consented to if required herein upon the effective date specified in the applicable Assignment and Assumption Agreement, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it and assumed by it pursuant to such Assignment and Assumption Agreement, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of an assignee in connection with the interest so assigned shall be enforceable against Borrower by Administrative Agent on behalf of such assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (B) the assignor thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights and be released from all of its obligations hereunder and thereunder. Notwithstanding anything to the contrary contained herein, no Lender shall be permitted to assign all or any portion of its rights or obligations under this Agreement and the other Loan Documents to Borrower or any Affiliate of Borrower. All the rights and remedies of Borrower in connection with the interest so assigned shall be enforceable against such Eligible Assignee. In connection with any such assignment, the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $4,500, which shall be fully earned and shall be due and payable upon the effectiveness of any such assignment. Any partial assignment of a Lender’s portion of the Loan shall be in an amount at least equal to $5,000,000. Any assignment or transfer under this Section 9.7 shall be at no cost, expense or liability to Borrower for Administrative Agent’s or any Lender’s costs and expenses (other than (x) de minimis costs or expenses of Administrative Agent and (y) any costs incurred by Borrower).
(b)    If at any time an assignment by the Administrative Agent of its interest in the Loan results in Administrative Agent holding less than 33 1/3% of the Commitment, then Borrower shall have the right within fifteen (15) Business Days after such assignment, to notify and require that Administrative Agent resign as administrative agent and a success administrative agent shall be appointed in accordance with the terms of Article X.
(c)    Promptly upon receipt of a fully executed and completed Assignment and Assumption Agreement, Administrative Agent shall record the information contained therein in its records and Administrative Agent shall promptly deliver a copy thereof to Borrower (provided that neither the Administrative Agent nor the Lender shall be liable for any failure to give such notice).
(d)    Administrative Agent shall maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and shall record in its records the name and address of such Lender and the Commitment of, and Percentage of the Loan owing to, such Lender from time to time. Borrower, Administrative Agent, and the Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement.
(e)    Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, each Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank or any Federal Home Loan Bank and such pledge shall be enforceable in accordance with the terms thereof.
(f)    Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch bank or Affiliate of such Lender without first obtaining the approval of Administrative Agent or Borrower, provided that (A) such Lender remains liable hereunder unless Administrative Agent shall otherwise agree, (B) at the time of such assignment such Lender is not in default under its obligations hereunder, (C) such Lender gives Administrative Agent at least fifteen (15) days prior written notice of any such assignment, and (D) the parties to such assignment execute and deliver to Administrative Agent an Assignment and Assumption Agreement.
(g)    Each Lender shall have the right, without the consent of Borrower or Administrative Agent, to sell participations to one or more other Person (each, a “Participant”) in or to all or a portion of its rights and obligations hereunder and under the other Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, (iii) Borrower, Administrative Agent and other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (iv) the holder of any such participation interest shall not be entitled to voting rights under this Agreement or the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.6(b) hereof. Any partial participation of a Lender’s portion of the Loan shall be in an amount at least equal to $5,000,000. Any Lender’s efforts to sell a participation in the Loan shall be at no cost, expense or liability to Borrower for Administrative Agent’s or any Lender’s costs and expenses (other than (x) de minimis costs or expenses of Administrative Agent and (y) any costs incurred by Borrower).
(h)    Borrower acknowledges and agrees that, subject to Section 9.15 hereof, Administrative Agent and/or a Lender may provide to any prospective Eligible Assignee, prospective Participant or prospective pledgees originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or Guarantor or received by Administrative Agent or such Lender in connection with the Loan or with respect to Borrower or Guarantor and such recipients shall be subject to confidentiality terms in accordance with Section 9.15. In order to facilitate assignments, transfers or grants of participation interests to an Eligible Assignee or a Participant, Borrower shall execute such further documents, instruments or agreements as Administrative Agent may request, including, without limitation, one or more new or replacement promissory notes, dated as of the effective date of an Assignment and Assumption Agreement, after giving effect to such Assignment and Assumption Agreement, in exchange for the surrender from Administrative Agent to Borrower of the then outstanding promissory Notes, marked “Replaced” or “Substituted”, unless the original of such Notes is required to be maintained by Administrative Agent under applicable law; provided, however, that Borrower shall not be required to execute any document or agreement which would decrease its rights, or increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements). In addition, Borrower agrees to cooperate with Administrative Agent and each Lender in the exercise of such Lenders’ rights pursuant to this Section 9.7, including providing such information and documentation regarding Borrower as Administrative Agent, Lender or any potential Eligible Assignee or Participant may reasonably request and to meet with potential Eligible Assignees and/or Participants; provided, however, that under no circumstances shall Borrower or any of its affiliates be obligated to execute any certificates or similar documents or provide any representations or warranties confirming the accuracy of any information or otherwise.

(i)    Omitted.
(j)    No Eligible Assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations and no Participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations without the express written consent of Administrative Agent.
(k)    Secondary Market Transaction. Borrower acknowledges that Administrative Agent may effectuate a Secondary Market Transaction. Borrower shall cooperate in good faith with Administrative Agent in effecting any such Secondary Market Transaction and shall cooperate in good faith to implement all requirements imposed by any Investor involved therein, including, without limitation, all structural or other changes to Borrower and/or the Debt, and modifications to any Loan Documents; provided, however, that Borrower shall not be required to modify any Loan Documents if such modification would (A) increase the interest rate payable under the Notes, (B) shorten the period until the stated maturity of the Notes, (C) modify the amortization of principal of the Notes, or (D) modify any other material term of the Debt. Borrower shall provide such information and documents relating to Borrower, any Guarantor, the Premises and any tenants as Administrative Agent may reasonably request in connection with such Secondary Market Transaction, provided, however, that Borrower’s failure to provide such information shall not constitute a default hereunder if Borrower is unable to obtain such information after exercising commercially reasonable efforts to obtain the same. Borrower shall make available to Administrative Agent all information concerning its business and operations that Administrative Agent may reasonably request. Subject to the provisions of Section 9.15, Administrative Agent shall be permitted to share all information provided in connection with the Loan with the Investors, investment banking firms, accounting firms, law firms and other third-party firms involved with the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided to Administrative Agent in connection with the Loan may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus potential Investors may also see some or all of the information with respect to the Loan, the Premises, Borrower and the owners of Borrower; provided, however, that such recipients shall be subject to confidentiality terms in accordance with Section 9.15. Borrower irrevocably waives any and all rights it may have under any applicable laws (including, without limitation, any right of privacy) to prohibit such disclosure. Administrative Agent and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Borrower shall take all actions as Administrative Agent may reasonably request to assist Administrative Agent in its Secondary Market Transaction effort. Without limiting the generality of the foregoing, Borrower shall, at the request of Administrative Agent (a) facilitate the review of the Loan and the Premises by any prospective lender; (b) assist Administrative Agent and otherwise cooperate with Administrative Agent in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (c) deliver updated information on Borrower and the Premises; (d) make representatives of Borrower available at reasonable times and upon reasonable notice to meet with prospective lenders at tours of the Premises and bank meetings, which meeting shall take place at the Premises or at Borrower’s offices; (e) facilitate direct contact between the senior management and advisors of Borrower and any prospective lender, which meeting shall take place at Borrower’s offices; and (f) provide Administrative Agent with all information reasonably deemed necessary by it to complete the syndication successfully; provided, however, that under no circumstances shall Borrower or any of its affiliates be obligated to execute any certificates or similar documents or provide any representations or warranties confirming the accuracy of any information or otherwise.
(l)    Component Notes. Administrative Agent, without in any way limiting Administrative Agent’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (which may include senior and junior notes), which notes may be paid in such order of priority as may be designated by Administrative Agent, provided that (a) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, (b) the weighted average interest rate of all such “component” notes shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes, (c) the debt service payments on all such “component” notes shall on the date created equal the debt service payment which was due under the Loan immediately prior to the creation of such component notes and (d) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Loan Documents. Borrower shall cooperate with all reasonable requests of Administrative Agent in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Administrative Agent in connection therewith, all in form and substance reasonably satisfactory to Administrative Agent, including, without limitation, the severance of security documents if requested. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.7(k) after the expiration of ten (10) Business Days after notice thereof.
(m)    Meetings with Administrative Agent. Upon reasonable notice to Borrower, Borrower shall make executives of Borrower available at reasonable times to meet with Administrative Agent to review and discuss the status of the Loan and the Premises.
(n)    Anything herein to the contrary notwithstanding, neither the Sole Lead Arranger nor the Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
(o)    In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Sole Lead Arranger or Sole Bookrunner are arm’s-length commercial transactions between Borrower, on the one hand, and Administrative Agent, Sole Lead Arranger or Sole Bookrunner, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, Sole Lead Arranger and Sole Bookrunner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, nor Sole Lead Arranger, nor Sole Bookrunner has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Sole Lead Arranger and Sole Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, nor Sole Lead Arranger, nor Sole Bookrunner has any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, Sole Lead Arranger and Sole Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
(p)    Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice..
(q)    Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register..
9.8    Entire Agreement. This Agreement, together with the Exhibits and the Schedules hereto, and the other Loan Documents, constitute the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.
9.9    Survival. All representations and warranties of the Loan Parties contained in or made in connection with the Loan Documents shall not be waived by the execution and delivery the Loan Documents, any investigation by or knowledge of Administrative Agent or any Lender, any extension of credit, or any other event or circumstance whatsoever.
9.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such executed counterparts shall constitute but one and the same agreement.
9.11    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
9.12    Headings. Section headings in this Agreement are included for convenience of reference only and shall not be given any substantive effect.
9.13    Set-off. During any time that an Event of Default exists and is continuing, Administrative Agent and the Lenders and their Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by Administrative Agent or any Lender or any such Affiliate, to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing under any Loan Document. Borrower hereby grants to Administrative Agent a security interest in all deposits and accounts maintained with, and all other assets of Borrower in the possession of, Administrative Agent and its Affiliates. The rights of Administrative Agent and the Lenders under this Section 9.13 are in addition to other rights and remedies (including other rights of set-off) which Administrative Agent and the Lenders may have. Borrower agrees that, to the fullest extent permitted by Law, any Affiliates of Administrative Agent and the Lenders, and any holder of a participation in any obligation of Borrower under this Agreement, shall have the same rights of setoff as Administrative Agent and the Lenders as provided in this Section 9.13 regardless of whether such Affiliate or participant otherwise would be deemed a creditor of Borrower. Administrative Agent agrees to notify Borrower promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.
9.14    Usury. The parties hereto intend to conform to all applicable Laws limiting the maximum rate of interest that may be charged or collected by the Lenders from Borrower. Accordingly, notwithstanding any other provision hereof to the contrary, Borrower shall not be required to make any payment to or for the account of the Lenders, and the Lenders shall refund any payment made by Borrower, to the extent that such requirement or such failure to refund would violate or conflict with mandatory and non-waivable provisions of applicable Law limiting the maximum amount of interest which may be charged or collected by the Lenders from Borrower. To the fullest extent permitted by Law, in any action, suit or proceeding pertaining to this Agreement, the burden of proof, by clear and convincing evidence, shall be on Borrower to demonstrate that this Section 9.14 applies to limit any obligation of Borrower under the Loan Documents or to require the Lenders to make any refund, or claiming that the Loan Documents conflict with any applicable Law limiting the maximum rate of interest that may be charged or collected by the Lenders from Borrower, as to each element of such claim.

9.15    Confidential Information. Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (a) to their Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over Administrative Agent and/or the Lenders (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Affiliates) to any Hedging Contract or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.15, or (y) becomes available to Administrative Agent or any Lender or any of their Affiliates on a nonconfidential basis from a source other than Borrower. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement, but excluding Guarantor’s financial information, to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent or any Lender in connection with the administration of this Agreement and the other Loan Documents.
For purposes of this Section, “Information” means all information received from Borrower, Guarantor or any of their Affiliates, other than any such information that is available to Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, Guarantor or any of their Affiliates to Administrative Agent and/or any Lender; provided that, in the case of Information received after the date hereof, such Information is clearly identified at the time of delivery as confidential. Any Person required to maintain the Information in confidence, as provided in this Section, shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Notwithstanding the foregoing or anything to the contrary set forth in the Loan Documents, nothing herein shall impair Borrower’s (or Borrower’s Affiliate’s) right to disclose information relating to the Loan (a) to any due diligence representatives and/or consultants that are engaged by, work for, or are acting on behalf of any securities dealers and/or broker dealers evaluating Borrower or its Affiliates, (b) in connection with any filings (including any amendment or supplement to any S11 filing) with governmental agencies (including the United States Securities and Exchange Commission) by any REIT holding an interest (direct or indirect) in Borrower, (c) to any broker/dealer in Borrower’s or any REIT’s broker/dealer network and any of the REIT’s or Borrower’s investors, or (d) in connection with Borrower’s or any direct or indirect owner of Borrower’s tax structuring and/or tax preparation.

9.16    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and the Lenders and their respective successors and permitted assigns, except that Borrower shall have no right to assign its rights hereunder or any interest herein without the prior written consent of Administrative Agent.
9.17    Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES THAT WOULD IMPOSE THE LAWS OF ANOTHER JURISDICTION.
9.18    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY.
9.19    Consent to Jurisdiction; Venue. All judicial proceedings brought against any Loan Party with respect to this Agreement and the Loan Documents may be brought in any state or federal court of competent jurisdiction sitting in Orange, California, and by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 9.19.
9.20    Customer Identification – USA Patriot Act Notice; OFAC. Administrative Agent hereby notifies Borrower that pursuant to the requirements of the Patriot Act and Administrative Agent’s policies and practices, Administrative Agent is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Administrative Agent to identify Borrower in accordance with the Patriot Act. Borrower represents and covenants that it is not and will not become a Person (a “Prohibited Person”) listed on the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”) or otherwise subject to any other prohibitions or restriction imposed by any Laws administered by OFAC (collectively the “OFAC Rules”). Borrower represents (provided that Borrower does not make any representations regarding the shareholders of Sponsor) and covenants that it also (a) is not and will not become owned or controlled by a Prohibited Person, (b) is not acting and will not act for or on behalf of a Prohibited Person, (c) is not otherwise associated with and will not become associated with a Prohibited Person, (d) is not providing and will not provide any material, financial or technological support for or financial or other service to or in support of acts of terrorism or a Prohibited Person. Borrower shall immediately notify Administrative Agent if Borrower has knowledge that any Guarantor or any member or beneficial owner of Borrower or any Guarantor is or becomes a Prohibited Person or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not enter into any Lease or any other transaction or undertake any activities related to the Loan in violation of anti-money laundering Laws. Borrower shall (A) not use or permit the use of any proceeds of the Loan in any way that will violate either the OFAC Rules or any anti-money laundering Laws or anti-terrorism Laws, (B) comply and cause all of its subsidiaries to comply with applicable OFAC Rules, anti-terrorism Laws and anti-money laundering Laws, (C) provide information as Administrative Agent and/or the Lenders may require from time to time to permit Administrative Agent and the Lenders to satisfy their obligations under the OFAC Rules, anti-terrorism Laws and/or the anti-money laundering Laws and (D) not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foregoing. Borrower shall immediately notify Administrative Agent if any tenant becomes a Prohibited Person or (1) is convicted of, (2) pleads nolo contendere to, (3) is indicted on, or (4) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
9.21    Limitation of Liability.
(a)    TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY BORROWER AGAINST ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT THEREOF FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.
(b)    TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY ADMINISTRATIVE AGENT OR ANY LENDER AGAINST BORROWER OR ANY OF THE EXCULPATED PARTIES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY), AND ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST.
9.22    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any other Loan Document or any amendments, Schedules or Exhibits hereto.

Whenever pursuant to this Agreement or the other Loan Documents (a) Administrative Agent or a Lender exercises any right given to it to approve or disapprove, (b) any arrangement must be satisfactory to Administrative Agent or a Lender, or (c) any other decision or determination is to be made by Administrative Agent or a Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Administrative Agent or a Lender, shall be in such party’s reasonable and good faith discretion, except as may be otherwise expressly and specifically provided herein.
9.23    Status of Parties. The relationship between the Lenders and Borrower is solely that of lender and borrower. None of Administrative Agent or any Lender has any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower, Administrative Agent and the Lenders or in any way make Administrative Agent or the Lenders a co-principal with Borrower with reference to the Premises or otherwise. In no event shall Administrative Agent’s or the Lenders’ rights and interests under the Loan Documents be construed to give Administrative Agent or the Lenders the right to control, or be deemed to indicate that Administrative Agent or the Lenders are in control of, the business, properties, management or operations of Borrower.
9.24    Credit Support Document. This Agreement is intended to act (a) as a “Credit Support Document” (as such term is defined in any ISDA Master Agreement entered into with Administrative Agent or an Affiliate of Administrative Agent and Borrower in connection with the Loan), and is hereby made a part of the “Schedule” (as such term is defined in such ISDA Master Agreement) of such ISDA Master Agreement, which ISDA Master Agreement shall include the Schedules thereto and all “Confirmations” (as such term is defined in such ISDA Master Agreement) exchanged between the parties confirming transactions thereunder, and (b) as a “transfer” under a swap agreement made by or to a swap participant, in connection with a swap agreement, within the meaning of Section 546(g) of the Federal Bankruptcy Code, as amended and modified from time to time.
9.25    Omitted.
9.26    Exculpation. Notwithstanding anything to the contrary contained in this Agreement, no personal liability shall be asserted, sought or obtained by Administrative Agent and/or any Lender under this Agreement against (i) any Affiliate of Borrower, (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower, or (iii) any direct or indirect partner, member, principal, officer, beneficiary, trustee, advisor, shareholder, investor, beneficial interest holder, director, employee or agent of Borrower or any of the Persons described in clauses (i) and (ii) above (collectively, the “Exculpated Parties”), and none of the Exculpated Parties shall have any personal liability in respect of obligations Borrower under this Agreement. Nothing in this Section 9.26 shall be deemed (x) a waiver of the obligations of Borrower under this Agreement or any of the other Loan Documents to which it is a party, or to release Borrower from any personal liability pursuant to, or from any of its respective obligations under, this Agreement or any of the other Loan Documents to which it is a party or (y) a waiver of the obligations of Guarantor under the Guaranty or any of the Loan Documents to which it is a party, or to release Guarantor from any personal liability pursuant to, or from any of its respective obligations under, the Guaranty or any of the other Loan Documents to which it is a party.
ARTICLE X
ADMINISTRATIVE AGENT
10.1    Appointment. Compass Bank, an Alabama banking corporation, is hereby appointed as Administrative Agent hereunder and under each other Loan Document, and each Lender originally named herein or who hereafter becomes a Lender hereunder hereby irrevocably authorizes Administrative Agent to act as administrative agent for the Lenders and to take such actions as the Lenders are obligated or entitled to take under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. In addition, Administrative Agent shall have the power to issue and is hereby authorized by the Lenders to issue all of the Lenders’ consents and approvals and waivers hereunder. Administrative Agent agrees to act in substantially the same manner that it would act in dealing with a loan held for its own account. Administrative Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement or any other Loan Document. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as administrative agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Borrower.
10.2    Reliance on Administrative Agent. All acts of and communications by Administrative Agent, as administrative agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of Administrative Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of the Lenders in all circumstances where an action by a Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable laws without the right or necessity of making any inquiry of such Lender as to the authority of Administrative Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article X.
10.3    Powers. Administrative Agent shall have and may exercise all powers that the Lenders have under the Loan Documents and shall exercise such powers on behalf of the Lenders. All rights of action (including the right to file proof of claims) under this Agreement or any of the other Loan Documents may be enforced by the Administrative Agent without the possession of the Notes or the production thereof in any trial or other proceedings relating thereto. Any such suit or proceeding instituted by Administrative Agent shall be brought in its name as administrative agent for the Lenders without the necessity of joining the Lenders as plaintiff or defendant. Subject to the provisions of Section 10.5 hereof, any recovery of judgment shall be for the pro rata benefit of the Lenders.
10.4    Disbursements. At least two (2) Business Days (by 11:00 A.M. New York time) prior to the date an Additional Advance is to be made (such date being referred to herein as a “Funding Date”), Administrative Agent shall notify each Lender of the amount requested by

Borrower, the amount approved by Administrative Agent, the portion of the proposed disbursement to be funded by each Lender and the Funding Date. Each Lender shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender’s Percentage of each Additional Advance in immediately available funds not later than 11:00 A.M. (New York time) on the Funding Date. Unless Administrative Agent shall have been notified by a Lender prior to the Funding Date with respect to any Additional Advance that such Lender does not intend to make available to Administrative Agent such Lender’s Percentage of such Additional Advance, Administrative Agent may assume that each Lender has made such amount available to Administrative Agent and Administrative Agent, in its sole and absolute discretion, may, but shall not be obligated to, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent on or prior to the applicable Funding Date, the Lender who has not funded its Percentage of such Additional Advance agrees to pay and Borrower agrees to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Administrative Agent, at (a) in the case of a Lender, the Default Rate, and (b) in the case of Borrower, the interest rate applicable at the time to a disbursement made on such Funding Date. If such Lender shall pay to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Additional Advance, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Administrative Agent shall promptly return to Borrower such corresponding amount in same day funds. Requests by Administrative Agent for funding by the Lenders of Additional Advances will be made by facsimile or by e-mail. Nothing in this Section 10.4 shall be deemed to relieve any Lender of its obligation hereunder to make its Percentage of any Additional Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Additional Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Additional Advances hereunder.
10.5    Distribution and Apportionment of Payments. ▪ Subject to Section 10.5(b) hereof, payments actually received by Administrative Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within one (1) Business Day of receipt, provided that if any such payments are not distributed to the Lenders within one (1) Business Day after Administrative Agent’s receipt thereof, Administrative Agent shall pay to such Lenders interest thereon, at a rate equal to the overnight cost of funds at which federal funds are made available to Administrative Agent (such interest rate to change automatically effective as of the date of each change in the overnight cost of federal funds) until such funds are paid in immediately available funds to such Lenders. For purposes of this Section 10.5, funds shall be deemed received by Administrative Agent on the date actually received if such funds are received by Administrative Agent not later than 11:00 A.M. (Houston, Texas time) and shall be deemed received on the next succeeding Business Day if such funds are actually received by Administrative Agent after 11:00 A.M. (Houston, Texas time). All payments of principal and interest in respect of the Loan, all payments of the fees payable to Lender described in this Agreement (except any fees payable pursuant to the Fee Letter, which fees shall be payable solely to the parties indicated therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among those Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein or in the other Loan Documents, as the case may be. Administrative Agent shall distribute to each Lender at its primary address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Administrative Agent shall in no event be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including instructions from the Required Lenders, or all the Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower.
(a)    If any (but less than all) of the Lenders default (each such Lender, a “Defaulting Lender” and each such default, a “Lender Default Event”) in funding its percentage of an Additional Advance or paying any other sum payable by it under this Article X on or before the time required herein (such sum is referred to as the “Lender Default Amount”), then, in addition to the rights and remedies that may be available to the other Lenders (“Non-Defaulting Lenders”) and Borrower at law and in equity:
(i)    Administrative Agent, or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for all or any portion of the Lender Default Amount, may collect from the Defaulting Lender the Lender Default Amount plus interest thereon at the Default Rate for the period commencing on the date of the Lender Default Event and continuing through and including the date on which the Defaulting Lender repays the Lender Default Amount and interest thereon at the Default Rate and all accrued and unpaid interest thereon in full (the “Lender Default Period”);
(ii)    Administrative Agent shall provide a notice to Borrower and each Non-Defaulting Lender of each Lender Default Event, which notice shall indicate the amount of the specific Lender Default Amount. From the date of the Lender Default Event until a Defaulting Lender ceases to be a Defaulting Lender, the Defaulting Lender’s right to participate in the administration of the Loan and the Loan Documents, including any rights to vote upon, approve of, consent to or direct any action of Administrative Agent or the Lenders shall be suspended and such rights shall not be reinstated unless and until such Lender ceases to be a Defaulting Lender (and all decisions which are subject to receiving a vote of the required percentage of the Lenders, shall be approved if voted in favor of by the required percentage of the Non-Defaulting Lenders); provided, however, that if Administrative Agent is a Defaulting Lender, Administrative Agent shall continue to serve as Administrative Agent, unless Required Lenders vote to remove and replace Administrative Agent, which removal shall become effective only at such time as Borrower has received (A) written notice thereof, and (B) an executed, recordable instrument pursuant to which the replacement agent assumes the obligations of Administrative Agent under the Loan Documents. A Defaulting Lender shall cease to be a Defaulting Lender only if the Defaulting Lender pays, in full, the Lender Default Amount plus interest thereon at the Default Rate for the Lender Default Period within ten (10) days of the notice specified in the first sentence of this Section 10.5(b)(ii). The parties acknowledge that more than one

Lender Default Period may be in effect at any time with respect to any Lender and also with respect to more than one Lender at any one time;
(iii)    it shall be a condition precedent to each Non-Defaulting Lender’s obligation to fund its Additional Advance that either one or more Non-Defaulting Lenders or a Replacement Lender fund the Lender Default Amount, and accordingly no Lender shall be deemed a Defaulting Lender on the basis of having refused to fund its Additional Advance if such condition precedent is not satisfied. Any or all of the Non-Defaulting Lenders shall be entitled (but shall not be obligated) to fund the Lender Default Amount, and subject to Section 10.5(b)(vi) hereof, collect interest at the Default Rate from amounts otherwise payable to the Defaulting Lender for the Lender Default Period. If more than one Non-Defaulting Lender elects to fund the Lender Default Amount, the Lender Default Amount shall be apportioned among the electing Non-Defaulting Lenders in the proportion that the amount of the Commitment of each such electing Non-Defaulting Lender bears to the total Commitments of all electing Non-Defaulting Lenders. The actual funding by either one or more Non-Defaulting Lenders or a Replacement Lender of the Lender Default Amount shall not terminate the Lender Default Period with respect to the Defaulting Lender nor relieve the Defaulting Lender of its obligation to pay interest at the Default Rate or other amounts as otherwise provided herein;
(iv)    Administrative Agent shall not transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to share in any payments hereunder or under any Notes until all Lender Default Amounts, plus interest thereon at the Default Rate for the Lender Default Period, have been paid in full. In the event the Lender Default Amount is funded by one or more Non-Defaulting Lenders pursuant to Section 10.5(b)(iii) hereof, the Defaulting Lender’s entire interest in the Loan (including, without limitation, the amount of the prior advances made by such Defaulting Lender prior to the Lender Default Event, the Loan Documents and proceeds thereof (the “Defaulting Lender’s Loan Interest”) shall be subordinated to any Lender Default Amount funded by any Non-Defaulting Lenders pursuant to Section 10.5(b)(iii) hereof, plus interest which may be due in accordance with Section 10.5(b)(iii) hereof at the Default Rate (to be applied pari passu among the Non-Defaulting Lenders funding the Lender Default Amount), without necessity for executing any further documents;
(v)    to achieve such subordination, Administrative Agent shall pay from any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender’s benefit which would otherwise be payable to the Defaulting Lender first to those Non-Defaulting Lenders that have elected to fund the Lender Default Amount, interest on the principal amount of the Lender Default Amount at the Default Rate, then to those Non-Defaulting Lenders that have elected to fund the Lender Default Amount, the principal of the Lender Default Amount until paid in full, such payments to be paid pari passu to the Non-Defaulting Lenders until the Lender Default Amount and all interest thereon at the Default Rate has been repaid;

(vi)    if, twenty (20) days after a Defaulting Lender’s default, there remains any unfunded Lender Default Amount which has not been funded by the Non-Defaulting Lenders or the Defaulting Lender (the “Unfunded Defaulted Amount”), then a portion of the Defaulting Lender’s interest in the Loan and the Loan Documents and the proceeds thereof equal to the amount of the Unfunded Defaulted Amount (together with interest thereon at the rate applicable to the Lender Default Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of the Non-Defaulting Lenders in all of the indebtedness evidenced and secured by the Loan Documents unless and until such Unfunded Defaulted Amount is funded by the Defaulting Lender;
(vii)    if a Lender remains a Defaulting Lender for twenty (20) days, and no other Lender or Lenders have funded all amounts not theretofore funded by the Defaulting Lender, then Administrative Agent and Borrower shall each have the right to designate a replacement institutional lender (“Replacement Lender”) satisfactory to Administrative Agent, which Replacement Lender shall agree to fund all amounts not theretofore funded by the Defaulting Lender and agrees to assume all obligations thereafter to be performed by the Defaulting Lender and upon approval by Administrative Agent such Replacement Lender shall be an Eligible Assignee and the Defaulting Lender shall promptly enter into an Assignment and Assumption Agreement with such Replacement Lender as contemplated by Section 9.7 of this Agreement. For the purposes of clarification, the existence of a Replacement Lender shall not be (and shall not be deemed to be) a cure by a Defaulting Lender of the Lender Default Event and the existence of a Replacement Lender shall not release the Defaulting Lender from any of the obligations of such Defaulting Lender set forth herein, to the extent such Replacement Lender does not fully and completely satisfy such obligations;
(viii)    the provisions of this Section 10.5 shall apply notwithstanding any instruction of Borrower as to its desired application of payments; and
(ix)    Administrative Agent shall be entitled to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Amount, plus interest thereon at the Default Rate and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Administrative Agent or any other Lender on account of the Defaulting Lender or any other damages such entities may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement.
(b)    Each Lender severally represents and warrants as of the date such Lender becomes a Lender here under that it is entitled to receive payments hereunder and under the other Loan Documents without the withholding of any tax. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that, as of such date, such Lender is not incorporated under the laws of the United States of America, or a state thereof, Lender agrees that it will deliver to Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and its Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be requested by Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and its Notes without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. Upon Borrower’s written request, each applicable Lender shall deliver to Borrower copies of the documents referenced above regarding tax withholding.
10.6    Consents and Approval.
(a)    Each of the following shall require the approval or consent of the Required Lenders:
(i)    declaring the principal amount due under the Notes to be immediately due and payable following an Event of Default or any recession of any such acceleration;
(ii)    approval of the exercise of rights and remedies under the Loan Documents following an Event of Default (except emergency remedies that Administrative Agent determines in good faith are necessary to protect the Collateral and the Lenders’ interests in the Loan and the Collateral);
(iii)    appointment of a successor Administrative Agent;
(iv)    approval of Post-Default Plan and related matters;
(v)    waiver of any of the covenants set forth in Article VII hereof;
(vi)    consent to Borrower incurring additional debt beyond what is permitted in Section 7.2 hereof; and
(vii)    except as referred to in Section 10.6(b) hereof, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents.

(b)    Each of the following shall require the approval or consent of all of the Lenders (in each case, except as otherwise provided in this Agreement):
(i)    extension of the Maturity Date (other than in accordance with the terms of the Loan Documents) or forgiveness of all or any portion of the principal amount due under the Notes or any accrued interest thereon, or any waiver or other amendment of this Agreement or the other Loan Documents which would reduce the underlying interest rate or the rate at which fees are calculated or forgive any loan fee or any other amount due under this Agreement, or extend the time of payment of any principal, interest or fees;
(ii)    amend the percentage specified in the definition of Required Lenders or otherwise change the definition of Required Lenders;
(iii)    increase of the principal amount of the Loan (except in connection with advances to protect and preserve the value of the Collateral and the Lenders’ interest in the Collateral and the Loan);
(iv)    release of any lien on any material collateral other than in accordance with the Loan Documents (except after payment in full of the Loan);
(v)    amendment of the provisions of this Article X;
(vi)    issuance of a consent to subordinate liens against the Premises;
(vii)    subordination of the Mortgage to any other lien or encumbrance except in connection with normal and customary access easements on, under, over and across the Premises, and utility easements located in, on over, under, across and through the Premises for the installation and maintenance of underground potable water lines, sanitary sewer lines, electric lines, storm sewer pipes, cable and telephone lines and other utility lines and facilities necessary for providing such utility services to the Premises or other properties;
(viii)    amend the definition of Eligible Assignee in any manner which would or might permit Borrower, Guarantor or any Affiliate of Borrower or Guarantor to be a Lender hereunder;
(ix)    release of any obligations of any Guarantor or any claims against any Guarantor other than in accordance with the Loan Documents (except after payment in full of the Loan).
(c)    In addition to the required consents or approvals referred to in Sections 10.6(a) and 10.6(b) hereof, Administrative Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Administrative Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders. Administrative Agent shall promptly notify each Lender at any time that the Required Lenders have instructed Administrative Agent to act or refrain from acting pursuant hereto.
(d)    Each Lender authorizes and directs Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender agrees that any action taken by Administrative Agent, at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by Administrative Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from Administrative Agent to the Lenders requesting Lenders’ determination, consent, approval or disapproval shall be given in writing to each Lender. Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to the Lenders by Administrative Agent or such other course of action recommended by the Required Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.
(e)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, with respect to any decisions to be made by Administrative Agent, Lender or Required Lenders in connection with any action or inaction relating to letters of credit issued or to be issued by any Lender to Administrative Agent in connection with the Loan, including any decision whether or not to draw thereupon, such issuing Lender’s consent or approval shall not be necessary even where unanimous Lender approval otherwise would be required hereunder, and Required Lenders shall mean the required aggregate Percentage of the remaining Lenders (i.e., other than the issuing Lender).
(f)    If, in connection with any proposed amendment, modification, termination, waiver, or consent with respect to any provisions hereof as contemplated by this Section 10.6 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (A) Borrower shall have received the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower, and (C) such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender did not consent. Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 10.6(f), it shall execute and deliver to Administrative Agent an Assignment and Assumption Agreement to evidence such assignment and shall deliver to Administrative Agent any Notes previously delivered to such Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
10.7    Agency Provisions Relating to Collateral.
(a)    Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.
(b)    Except as provided in this Agreement, Administrative Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that any collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.
(c)    Should Administrative Agent commence any proceeding or in any way seek to enforce Administrative Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof Administrative Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the costs and/or expenses of any such enforcement or acquisition, including fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all costs and expenses incurred by Administrative Agent (including attorneys’ fees and expenses) if Administrative Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of Administrative Agent or the Lenders or any of Borrower’s

or any other party’s obligations under any of the Loan Documents, but not with respect to any dispute between any Administrative Agent and any other Lender(s). It is understood and agreed that in the event Administrative Agent determines it is necessary to engage counsel for Lender from and after the occurrence of a Default or Event of Default, said counsel shall be selected by Administrative Agent and written notice of such selection, together with a copy of such counsel’s engagement letter and fee estimate, shall be delivered to the Lenders.
(d)    If all or any portion of the collateral for the Loan is acquired by Administrative Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower’s obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of one or more nominees or subsidiaries of the Lenders. Administrative Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders. Administrative Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all costs and expenses incurred by Administrative Agent pursuant to the Post-Default Plan, including any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, Administrative Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Percentages. In no event shall the provisions of this subsection or the Post-Default Plan require any Administrative Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.
10.8    Lender Actions Against Borrower or the Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower, Guarantor, or any other Person hereunder or under any other Loan Documents with respect to exercising claims against Borrower or rights in any collateral without the consent of the Required Lenders. Each Lender consents to the jurisdiction selected by Administrative Agent to enforce the rights and remedies of Administrative Agent and Lenders hereunder.
10.9    Assignment and Participation to Borrower or Guarantor. No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower, Guarantor or any Affiliate of Borrower or Guarantor.
10.10    Ratable Sharing. Subject to Sections 10.4 and 10.5 hereof, the Lenders agree among themselves that (a) with respect to all amounts received by them which are applicable to the payment of the Loan (except any fees paid pursuant to the Fee Letter, which fees shall be payable solely to the parties indicated therein), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral, and (b) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of the Loan held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
10.11    General Immunity. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. In the absence of gross negligence, Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 10.5 hereof, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.
10.12    No Responsibility for Loan, Recitals. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any use of the Loan; (b) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (c) the satisfaction of any condition specified in this Agreement, except receipt of items purporting to be the items required to be delivered to any Administrative Agent; or (d) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release any Administrative Agent from liability for its gross negligence or willful misconduct.
10.13    Action on Instructions of the Lenders. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders. Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Administrative Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Administrative Agent from liability for its gross negligence or willful misconduct.
10.14    Employment of Agents and Counsel. Administrative Agent may undertake any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to the Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact. Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
10.15    Reliance on Documents; Counsel. Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by Administrative Agent, which counsel may be an employee of Administrative Agent, provided that the foregoing shall not release Administrative Agent from liability for its gross negligence or willful misconduct. Any such counsel shall be deemed to be acting on behalf of the Lenders in assisting Administrative Agent with respect to the Loan, but shall not be precluded from also representing Administrative Agent in any matter in which the interests of Administrative Agent and the other Lenders may differ.
10.16    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify Administrative Agent ratably (a) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Administrative Agent is entitled to reimbursement under the Loan Documents, and (b) for any other expenses incurred by Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower; provided, however, that except in the case of an emergency or other situation where Administrative Agent determines that prompt action is needed to protect the interests of the Lenders, Administrative Agent shall obtain the approval of the Required Lenders (i) to undertake any course of action which in Administrative Agent’s judgment is likely to result in unreimbursable expenses in excess of $3,000,000 or (ii) to continue a course of action if at any time unreimbursable expenses resulting therefrom actually exceed $3,000,000, (iii) for any expenses incurred by Administrative Agent on behalf of the Lenders which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (iv) for any amounts and other expenses incurred by Administrative Agent on behalf of the Lenders in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Administrative Agent.
10.17    Rights as a Lender. With respect to its Commitment, if any, Administrative Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacities. Borrower and each Lender acknowledge and agree that Administrative Agent, the Lenders and/or their respective Affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Affiliates in which Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
10.18    Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
10.19    Notice of Events of Default. Should Administrative Agent receive any written notice of the occurrence of a Default or Event of Default, or should Administrative Agent send Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each other Lender.
10.20    Successor Administrative Agent.
(a)    Administrative Agent may resign from the performance of all its functions and duties hereunder at any time, by giving at least thirty (30) days prior written notice to Lenders and Borrower. Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by Administrative Agent as administrative agent shall not affect its obligations hereunder, if any, as a Lender. Additionally, if Administrative Agent is grossly negligent or commits willful misconduct, the Required Lenders may remove Administrative Agent from its role as administrative agent for the Lenders, without affecting Administrative Agent’s rights or obligations as a Lender.
(b)    Upon resignation by or replacement of Administrative Agent, or any successor Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent. If no successor Administrative Agent (who shall be one of the Lenders) shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent shall appoint a successor Administrative Agent on or prior to Administrative Agent’s resignation. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, Administrative Agent’s resignation shall become effective and such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Administrative Agent and Administrative Agent upon the recordation of a written designation and acceptance, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this

Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent hereunder and under the other Loan Documents. The new Administrative Agent shall promptly deliver to Borrower a copy of the designation and acceptance.
(c) Notwithstanding anything contained in this Section 10.20 to the contrary, Borrower shall have the right to reasonably approve a successor/replacement Administrative Agent, unless (i) an Event of Default exists and is continuing, (ii) successor/replacement Administrative Agent is an Eligible Assignee or (iii) successor/replacement Administrative Agent is a Lender.
10.21    Evidence of Exemption from Withholding of Taxes.
(a)    Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this Subsection 10.21, a “Non-US Lender”) shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment and Assumption Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Non-US Lender, or (2) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8BEN, and a certificate of such Non-US Lender certifying that such Non-US Lender is not (A) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (B) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Borrower, or (C) a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), in the case of each of (1) and (2) together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Non-US Lender is not subject to United States withholding tax with respect to any payments to such Non-US Lender of interest payable under any of the Loan Documents.
(b)    Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Non-US Lender listed on the signature pages hereof), on or prior to the date of the Assignment and Assumption Agreement pursuant to which it becomes a Lender (in the case of each other Non-US Lender), or on such later date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (A) two original copies of the forms or statements required to be provided by such Non-US Lender under this Section 10.21(c), properly completed and duly executed by such Non-US Lender, to establish the portion of any such sums paid or payable with respect to which such Non-

US Lender acts for its own account that is not subject to United States withholding tax, and (B) two original copies of Internal Revenue Service Form W‑8IMY (or any successor forms) properly completed and duly executed by such Non-US Lender, together with any information, if any, such Non-US Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender.
(c)    Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Non-US Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect or if, by virtue of a Change in Law or regulations, such forms are no longer valid evidence of a Person’s exemption from withholding tax which is reasonably satisfactory to Borrower, that such Non-US Lender shall promptly (1) deliver to Administrative Agent and to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Non-US Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Non-US Lender is not subject to United States withholding tax with respect to payments to such Non-US Lender under the Loan Documents and, if applicable, that such Non-US Lender does not act for its own account with respect to any portion of any such payments, or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.
(d)    Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 3.8 hereof if (A) such Non-US Lender shall have failed to satisfy the requirements of paragraphs (a), (b) or (c) of this Section 10.21 or (B) with respect to Indemnified Taxes imposed by any jurisdiction other than the United States or any state or other political subdivision thereof, such Non-U.S. Lender shall have failed to satisfy its obligations hereunder (including without limitation by providing to Borrower any forms, certificates or other evidence establishing such Non-U.S. Lender’s entitlement to an exemption from or a reduced rate of any such Indemnified Taxes, but only if providing any such forms, certificates or other evidence is consistent with applicable laws and regulations and can be done without material cost or legal or regulatory disadvantage to such Non-U.S. Lender; provided that if such Non-US Lender shall have satisfied the requirements of Section 10.21(a) hereof on the date such Non-US Lender became a Lender and, as a result of any Change in Law, such Non-US Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Non-US Lender is not subject to withholding or subject to a reduced rate of withholding, nothing in this Section 10.21(d) shall relieve Borrower of its obligation to pay additional amounts as set forth in Section 3.8 with respect to any portion of any Indemnified Taxes with respect to which such Non-U.S. Lender is no longer able to provide forms, certificates or other evidence establishing such exemption or reduction in the rate of withholding.

[Remainder of page intentionally left blank: Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWER:
KBS SOR CITY TOWER, LLC,
a Delaware limited liability company

By:    KBS SOR ACQUISITION XXXII, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR (BVI) HOLDINGS, LTD.,
a British Virgin Islands company limited by shares,
its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole shareholder

By:    KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation,
its sole general partner

By:     /s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel,
Chief Financial Officer

[Loan Agreement – Borrower Signature Page]

ADMINISTRATIVE AGENT:
COMPASS BANK, an Alabama banking corporation
By: /s/ Gabe Potyondy
Name: Gabe Potyondy
Title: Managing Director

LENDERS:
COMPASS BANK, an Alabama banking corporation
By: /s/ Gabe Potyondy
Name: Gabe Potyondy
Title: Managing Director

[Loan Agreement – Lender Signature Page]

LENDERS:
[_______]
By:
Name:
Title:

[Loan Agreement – Lender Signature Page]

EXHIBIT A
Form of Request for Extension
Date: ____________________
To:    Compass Bank (“Administrative Agent”)
2020 Main Street, Suite 950
Irvine, California 92614
Attention: Gabe Potyondy

From:    KBS SOR City Tower, LLC (“Borrower”)
Re:    $103,350,000.00 Loan made by the Lenders to Borrower (the “Loan”) pursuant to that certain Loan Agreement (the “Loan Agreement”) and other loan documents dated March 6, 2018 (the “Loan Documents”).
The undersigned hereby requests that you extend the Maturity Date of the Loan to ______________, 20__, pursuant to the terms, conditions, and provisions of the Loan Agreement.
Borrower hereby represents and warrants that (i) the Loan Documents remain in full force and effect, (ii) no Event of Default exists, and (iii) Borrower has satisfied all conditions precedent to obtaining the extension of the original Maturity Date requested hereby.
The undersigned agrees to execute any other documents as may be reasonably required by Administrative Agent in order to implement or clarify the terms of this extension or to preserve or maintain the security previously granted in connection with the Loan.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Pursuant to the terms of the Loan Agreement, enclosed is the extension fee in the amount of $_____________________.

KBS SOR City Tower, LLC,
a Delaware limited liability company

By:    KBS SOR ACQUISITION XXXII, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR (BVI) HOLDINGS, LTD.,
a British Virgin Islands company limited by shares,
its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole shareholder

By:    KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation,
its sole general partner

By:    _____________________________
Jeffrey K. Waldvogel,
Chief Financial Officer

[Loan Agreement – Lender Signature Page]

EXHIBIT B
Omitted

EXHIBIT C

Form of Compliance Certificate

Financial Statement Date: , ____
To:    Compass Bank

Ladies and Gentlemen:
Reference is made to that certain Loan Agreement, dated March 6, 2018 (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), among KBS SOR City Tower, LLC (“Borrower”) and Compass Bank (“Administrative Agent”).
The undersigned, hereby certifies as of the date hereof that he/she is the [_____________] of Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to Administrative Agent on the behalf of Borrower, and that:
1.    The financial statements of Borrower required by the Loan Agreement and delivered in connection herewith fairly present the financial condition, results of operations and cash flows of Borrower in accordance with Accounting Principles as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    [select one:]
[to the knowledge of the undersigned, during the period covered by such financial statements Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Event of Default occurred.]
--or--
[to the best knowledge of the undersigned, during the period covered by such financial statements Borrower breached the following covenants, and/or conditions the attached list of Events of Default occurred.]
3.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of

            ,         .
BORROWER:
KBS SOR CITY TOWER, LLC,
a Delaware limited liability company

By:    KBS SOR ACQUISITION XXXII, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR (BVI) HOLDINGS, LTD.,
a British Virgin Islands company limited by shares,
its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole shareholder

By:    KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation,
its sole general partner

By:    _____________________________
Jeffrey K. Waldvogel,
Chief Financial Officer

SCHEDULE 1
to the Compliance Certificate
See attached.

KBS SOR Crown Pointe, LLC
Sample Debt Service Coverage Calculation
Quarter Ending: ______________
BBVA Compass

Net Operating Income after Rent Adjustments

Sum of Actual Trailing 3-month Revenue Received		$ -	
Add:			
Proforma rent from from executed Leases whose Lease is beginning during the following three months, tenants scheduled to take occupancy, and the term of such Leases and the running of any free rent period shall commence. See Adjusted Rent Rate & Adjusted Rent Concessions definitions in Loan Agreement.	+	-	(List tenants & amounts)
Excluding:			
Security deposits, late fees, lease termination payments, deliquent recoveries, any non-recurring revenue, rents received from tenants in default, subject to an insolvency event or whose Lease is expiring during the following three months. See Gross Receipts definition in Loan Agreement.	-	-	(List tenants & amounts)
Adjust for Vacancy:			
Greater of actual or 10% Vacancy (See Gross Receipts definition)	-	-	
Effective Gross Income		-	
Less:			
Operating Expenses (adjusted for occupancy changes and annual amounts paid less frequently than monthly). See Operating Expenses definition in Loan Agreement	-	-	(List Adjustments)
Adjust for Management Fee:			
@ 3% of Gross Receipts	-		
Less: amount per financials	-		
	-	-	
		$ -	
NOI after Rent Adjustments		**$ -**	
Annualize		4	
Annualized Consolidated NOI before Capital Reserves		$ -	
Capital Reserves (based on 499,968 Sq/Ft @ $0.20 Per Sq/Ft)	-	$ 99,994	
Consolidated NOI		**$ (99,994)**	

Debt Service

Greater of: Actual **or**				
Current 10-year T	%			
+	2.50%			
	[ ]	**or**	**5.50%**	5.50%
Assuming a 30-year Amortization equals a Loan Constant of:				6.81%
Outstanding Loan Balance				

Debt Service Coverage Ratio [ ]

Required Debt Service Coverage Ratio **1.20x**
(1.20x/1.30x/1.35x as applicable)

Pass / Fail [ ]

EXHIBIT D

Form of Tenant Direction Notice
[BORROWER LETTERHEAD]
[__________], 20__
[Tenants under Leases]

Re:	Lease dated __________ between ______________ as Landlord, and

______________, as Tenant, concerning premises known as ____________________ ___________________________________.
Gentlemen:
This letter shall constitute notice to you that the undersigned has granted a lien and security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of COMPASS BANK, an Alabama banking corporation, as administrative agent (“Administrative Agent”), to secure certain of the undersigned’s obligations to Administrative Agent. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with rent and hereafter to deliver all rent to the following address:
Compass Bank
[Insert lockbox address]
Account Name:
Clearing Account
Account No.:
ABA#
The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Administrative Agent, or any successor lender so identified by Administrative Agent, may by written notice to you rescind the instructions contained herein.
Sincerely,

By:

ACKNOWLEDGMENT AND AGREEMENT
The undersigned acknowledges notice of the lien and security interest of Administrative Agent and hereby confirms that the undersigned has received no notice of any other pledge or assignment of the Rent and will honor the above instructions.

[Tenant]

By:
Name:
Title:
Dated as of: ________________ ____, 20___

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is dated as of this ___ day of ___________, 201_, and is made between (“Assignor”) and ____________________________________ (“Assignee”).
PRELIMINARY STATEMENT
Assignor is a party to that certain Loan Agreement dated as of [_____________, 201_] (as the same may be amended, supplemented, restated or otherwise modified from time to time shall be referred to herein as the “Loan Agreement”), among Borrower, the Lenders party thereto and [_______________________________] as Administrative Agent for the Lenders, pursuant to which Lenders agreed to make a loan of up to [_________________________] AND 00/100 DOLLARS ($[_____________]) (the “Loan”) as more particularly described therein. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Loan Agreement, unless the context otherwise requires.
AGREEMENT
Assignor and Assignee, in consideration of the matters described in the foregoing Preliminary Statement, which are incorporated herein, and in consideration of the mutual covenants and agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby covenant and agree as follows:
1.    Assignment and Assumption. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an undivided interest in and to the Loan and the Loan Documents and Assignor’s rights and obligations thereunder, which interest shall equal [____ percent (____%)] of the Loan, such that after giving effect to this assignment the Assignee shall hold [____ percent (____%)] of the Loan and a commitment to fund the Loan in the maximum amount of [$__________], together with the outstanding rights and obligations under the Loan Agreement and the other Loan Documents in connection with such Loan. In consideration of such assignment by Assignor and the assumption by Assignee, on the date hereof (a) Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them, and (b) Assignee shall pay to Administrative Agent an assignment processing fee of [$__________].
2.    Rights and Obligations. After giving effect to the assignment and assumption contained in Section 1 hereof, (a) Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder, and (b) Assignor shall relinquish its rights and be released from its obligations under the Loan Documents with respect to the rights and obligations assigned to Assignee hereunder; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Documents for any events, acts or omissions occurring before the effective date hereof. Except as Assignor and Assignee may otherwise agree on and after the effective date hereof, the Assignee shall be entitled to receive from Administrative Agent all payments of principal, interest, LIBOR breakage amounts, and fees payable pursuant to and in accordance with the Loan Documents with respect to the interest assigned hereby, accruing and payable on and after the date hereof.
3.    Representations of the Assignor; Limitations on the Assignor’s Liability. Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim. It is understood and agreed that the assignment and assumption hereunder is made without recourse to Assignor and that Assignor makes no other representations or warranties of any kind to Assignee. Neither Assignor nor any of its respective officers, directors, employees, agents or attorneys shall be responsible for (a) the due execution (other than by Assignor), legality, validity, enforceability, genuineness, sufficiency or collectability of any of the Loan Documents, including documents granting the Assignor and the Lenders a security interest in assets of Borrower or Guarantor, (b) any representation, warranty or statement made in or in connection with any of the Loan Documents, (c) the financial condition or creditworthiness of Borrower, (d) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (e) inspecting any of the property, books or records of Borrower, (f) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loan, or (g) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loan or the Loan Documents.
4.    Representations and Covenants of the Assignee. Assignee (a) confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (b) agrees that it will, independently and without reliance upon Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (c) appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, subject to the provisions of Article X of the Loan Agreement, (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (e) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, and (f) if Assignee is organized under the laws of a jurisdiction outside of the United States of America, it has attached hereto completed and signed copies of Internal Revenue Service Forms 1001 and 4224 and any forms that may be required by the United States Internal Revenue Service in order to certify Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Loan Agreement and the Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.
5.    Indemnity. Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including reasonable attorneys’ fees) and liabilities incurred by Assignor in connection with or arising in any manner from Assignee’s non-performance of the obligations assumed under this Agreement.
6.    Governing Law. This Agreement shall be governed by laws of [____________], without regard to laws that would impose the laws of another jurisdiction.
7.    Notices. Notices shall be given under this Agreement in the manner set forth in the Loan Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be (a) the addresses set forth in the Loan Agreement with respect to the Assignor, and (b) the following address with respect to Assignee:
[______________________
_______________________
_______________________]
Facsimile:[______________]
Telephone:[_____________]
Attention: [______________]
with a copy to:
[______________________
_______________________
_______________________]
Facsimile:[______________]
Telephone:[_____________]
Attention: [______________]
8.    Counterparts. This Agreement may be executed in one or more counterparts, each of which may be executed by one or more parties hereto, but all of which, when taken together, shall constitute a single agreement.
9.    Conflicts. This Agreement embodies the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any such other written agreement, the terms of such other agreement shall be controlling.
10.    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Assignee may not assign, grant participation interests or transfer any of its rights or obligations under this Agreement except in full compliance with the terms and provisions of the Loan Agreement.
11.    New Notes. On or promptly after the date hereof, Borrower, Administrative Agent, Assignor and Assignee shall make appropriate arrangements so that a new Notes executed by Borrower, dated as of the effective date of this Agreement, after giving effect to this Agreement, is issued to Assignee, in exchange for the surrender by Assignor to Borrower of the outstanding Notes, marked “Canceled”.

12.    Wiring Instructions. All payments to Administrative Agent in respect of advances of the Loan shall be made by wire transfer of immediately available funds in accordance with the provisions of the Loan Agreement and sent to the account set forth on Exhibit A hereto and made a part hereof, or to such other account as Administrative Agent shall designate in writing to Assignee. All payments to Assignee shall be made by wire transfer of immediately available funds in accordance with the provisions of the Loan Agreement and sent to the account set forth on Exhibit B hereto and made a part hereof, or to such other account as Assignee shall designate in writing to Administrative Agent.
[No Further Text on this Page; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.
ASSIGNOR:
[___________________]
(as agent for [________________])
By:
Name:
Title:

[ASSIGNEE]
By:
Name:
Title:

ACKNOWLEDGED
AND ACCEPTED:

COMPASS BANK, as Administrative Agent

By:_______________________
Name:
Title:

SCHEDULE 2.1
COMMITMENT AND PERCENTAGE AMOUNTS

Lender	Commitment	Percentage
Compass Bank	$103,350,000	100%
Total	$103,350,000	100%

SCHEDULE 5.7
Organizational Chart

As of 2-6-2018

OWNERSHIP STRUCTURE OF KBS SOR CITY TOWER, LLC

KBS STRATEGIC OPPORTUNITY REIT, INC. (MD)
Tax ID: 26-3842535
100%
0.1% (GP)
KBS STRATEGIC OPPORTUNITY HOLDINGS, LLC (DE)
Tax ID: 26-3842786
99.9% (LP)
KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP (DE)
Tax ID: 26-3850393
100%
KBS SOR (BVI) HOLDINGS, LTD. (BVI)
Tax ID: 98-1290791
100%
KBS SOR PROPERTIES, LLC (DE)
Tax ID: 27-3098892
100%
KBS SOR ACQUISITION XXXII, LLC (DE)
Tax ID: 38-4058910
100%
KBS SOR CITY TOWER, LLC (CA)
Tax ID: 30-1029174

SMRH:485233675.1

-1-

SCHEDULE 5.10
Litigation

SCHEDULE 6.15
Required Repairs

SCHEDULE 6.26

Required Capital Improvements

EXHIBIT F
Additional Advance/Reserve Release Conditions

Section 1 - Conditions to all Additional Advances
Section 2 - Omitted
Section 3 - Approved Leasing Expense Advances
Section 4 - Capex/Renovation Advances
Section 5 - Capital Improvements Reserve Releases

Section 1.	GENERAL CONDITIONS
Each advance of the Loan following the Initial Advance and releases from the Capital Improvement Reserve shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following:

1.	Borrower shall have submitted to Administrative Agent a Request for Advance/release in the form of Exhibit F-1 attached hereto.

2.	No Event of Default has occurred and is continuing.

3.	Each Additional Advance shall be secured by the Loan Documents, subject only to Permitted Encumbrances, as evidenced by a title insurance endorsement reasonably satisfactory to Administrative Agent.

4.	Borrower shall have paid all of Administrative Agent’s costs and expenses in connection with such advance/release.

5.	The representations made by Borrower in Section 5.26 continue to be true and correct.

6.
Administrative Agent shall have no obligation to make (a) any Additional Advance or a release from the Capital Improvement Reserve for less than $250,000.00, except for the final Additional Advance/release or (b) Additional Advances/releases more often than once in any calendar.

7.	Each request for Additional Advance/release shall be submitted to Administrative Agent at least ten (10) Business Days prior to the expected date of such Additional Advance.

8.
Each Additional Advance/release shall be deposited into the Operating Account or, at Administrative Agent’s option, disbursed through an escrow satisfactory to Administrative Agent or, after the occurrence and during the continuance of an Event of Default, disbursed directly to the contractor or other party entitled to receipt of the same, and shall be used for payment of the costs specifically set forth in the applicable request for Additional Advance/release approved by Administrative Agent in writing.

9.
Each request for and acceptance of an Additional Advance/release shall be deemed to constitute, as of the date of such request or acceptance, a statement that (i) the budget for the work to be completed with the Additional Advances/releases shall not have increased, and (ii) all representations and warranties contained in the Loan documents are true and correct in all material respects except to the extent of changes in facts which do not constitute an Event of Default.

10.
If Administrative Agent so elects, Administrative Agent may condition any advance hereunder upon the inspection of the Premises by Administrative Agent, its construction consultant or other representative to confirm that any repairs or improvements for which such advance has been requested have been completed in accordance with the terms hereof, and Borrower shall be responsible for the reasonable cost of any such inspection.

11.
With respect to Additional Advances and not reserve releases, Administrative Agent shall have received, in form and substance satisfactory to it, a date down endorsement from the Title Company that issued the title insurance policy accepted by Administrative Agent in connection with this Agreement (the “Title Insurance Policy”), effective as of the date of such requested Additional Advance, indicating that since the preceding Additional Advance (or, in the case of the first Additional Advance after the date hereof, since the issuance of the Title Insurance Policy) there has been no lien, encumbrance or other matter not theretofore approved by Administrative Agent in writing, together with other evidence satisfactory to Administrative Agent no mechanics’ liens have been filed and remain filed with respect to the Premises (except to the extent permitted herein) and insuring the lien and priority of the Mortgage in an amount equal to the Initial Advance plus each Additional Advance made subsequent to the date hereof pursuant to this Exhibit F, including the requested Additional Advance. The cost of all such endorsements and any title continuations associated therewith shall be paid by Borrower. If any intervening mechanics’ liens are filed against the Premises, the Lenders shall not be obligated to make the requested Additional Advance unless and until Borrower shall have caused such liens to be discharged of record or caused the Title Company to provide affirmative coverage over such liens in a manner (and based upon facts and circumstances) acceptable to Administrative Agent in its sole absolute discretion

Section 2.	OMITTED

Section 3.	APPROVED LEASING EXPENSE ADVANCES
Additional Advances shall be made from the Leasing Expense Holdback as set forth below:

A. Advances for Tenant Improvements. Additional Advances for tenant improvements approved by Administrative Agent (“Tenant Expense Holdback”) shall be made subject to the following terms and conditions;

1.
The tenant under such Lease shall have taken occupancy and accepted the leased premises without offset, credit or defense, except as otherwise agreed to by Administrative Agent, as evidenced by a tenant estoppel certificate executed by such tenant, addressed to Administrative Agent, in form satisfactory to Administrative Agent and the term under such Lease has commenced; and

2.
Borrower shall have furnished Administrative Agent with (x) a true and correct copy of the final or temporary, as applicable, certificate of occupancy for the improvements relating to such tenant expenses, and (y) with respect to tenant improvements constructed by Borrower, final lien waivers executed by each contractor, subcontractor and materialmen supplying labor or materials in connection with contracts/subcontracts. Provided that a Cash Sweep Period does not exist, Borrower may request a portion of the Additional Advances (“Spec Suite Advances”) for tenant improvements for suites (“Spec Suites”) at the Premise that are not subject to Leases. The aggregate amount of Spec Suite Advances outstanding at any time shall not, without Administrative Agent’s consent (in its sole discretion), exceed the lesser of (x) $2,000,000 and (y) an amount equal to 20% of the unadvanced Leasing Expense Holdback (the “Maximum Spec Suite Advances”). If at any time Borrower enters into Leases, in accordance with the terms of this Agreement, for Spec Suites that were improved with Spec Suite Advances, the amount of such Spec Suite Advances applied to improve such Spec Suites shall be subtracted from the Maximum Spec Suite Advances. For example, if $2,000,000 of Spec Suite Advances have been made Borrower will not have the ability to request any additional Spec Suite Advances unless and until all or a portion of the Spec Suites are leased. If Borrower subsequently leases a Spec Suite on which Borrower expended $100,000 of Spec Suite Advances on tenant improvements, Borrower would then have the ability to request additional Spec Suite Advances of up to $100,000.

B. Advances for Leasing Commissions. Upon the request of Borrower, Additional Advances shall be made to pay leasing commissions in accordance with written leasing commission agreements approved in writing by Administrative Agent and providing for leasing commissions and terms comparable to existing local market terms and conditions; provided, however, that Administrative Agent shall not make Additional Advances for more than one-half (1/2) of the leasing commission at the time the relevant Lease is executed. The remaining portion of any leasing commission shall be advanced only after (a) the tenant under the Lease has taken occupancy, has accepted the leased premises and is paying rent under the Lease, without offset, credit or defense, as evidenced by a tenant estoppel certificate executed by such tenant or an Officer’s Certificate, addressed to Administrative Agent, in form satisfactory to Administrative Agent and (b) the brokers to whom such commissions are payable have acknowledged that the advance, when paid to the brokers, will constitute payment in full of all commissions due with respect to the Lease and have agreed to release Administrative Agent, Borrower and the Premises from any claim for any commissions due with respect to such Lease. Borrower may use a portion of the Additional Advances for leasing commissions for speculative suites on such terms, and in such an amount, as determined by Administrative Agent, in its sole discretion. Additional Advances for tenant improvements and leasing commissions shall be cancelled as of the first extended Maturity Date.

Section 4.	CAPEX/RENOVATION ADVANCES
Additional Advances from the Capex/Renovation Holdback shall be made as set forth below:

1.	Lender shall reimburse Borrower with such Additional Advances in an amount equal to 50% of the expenses paid by Borrower.

2.
Prior to any request for a Capex/Renovation Advance, Borrower shall have submitted for Administrative Agent’s reasonable approval (a) a description of the work to be completed, (b) the plans and specifications for such work, if applicable, which plans and specifications may not be changed without Administrative Agent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (c) a construction schedule, and (d) if requested by Administrative Agent, copies of each contract or subcontract as requested by Administrative Agent.

3.	All work shall have been completed to the reasonable satisfaction of Administrative Agent and Borrower shall have expended an amount equal to the requested CapEx/Renovation Advance.

4.	Lender shall not be obligated to make Additional Advances from the Capex/Reserve Holdback after the initial Maturity Date.
Section 5.     CAPITAL IMPROVEMENTS RESERVE RELEASES
Releases shall be made from the Capital Improvements Reserve for Required Capital Improvement expenses on the following terms and conditions:

1.	Such releases shall be made in reimbursement for expenses paid by Borrower.

2.
Prior to any request for Capital Improvements Reserve releases, Borrower shall have submitted for Administrative Agent’s reasonable approval (a) a description of the improvements to be constructed, (b) the plans and specifications for such improvements, if applicable, which plans and specifications may not be changed without Administrative Agent’s prior written consent, (c) a construction schedule, and (d) if requested by Administrative Agent, copies of each contract or subcontract as requested by Administrative Agent.

3.
All Required Capital Improvements shall have been completed to the reasonable satisfaction of Administrative Agent and Borrower shall have expended an amount equal to the Capital Improvements Reserve on capital improvements at the Premises.

Exhibit F-1
Form of Request for Additional Advance/Release
Compass Bank
2020 Main Street, Suite 950
Irvine, California 92614
Attention: Gabe Potyondy

Re:    KBS SOR City Tower, LLC (“Borrower”)
Loan #_______________ (“Loan”)

Ladies and Gentlemen:
Pursuant to the terms of that certain Loan Agreement dated as of March 6, 2018 (the “Loan Agreement”), Borrower hereby submits a request for [an Additional Advance][release from the Capital Improvement Reserve] in the amount of $[______________]. Capitalized terms have the same meanings as in the Loan Agreement.
This request for advance/release (“Request”) shall be deemed to confirm the items set forth in Sections 1 and __ of Exhibit F of the Loan Agreement have been and remain satisfied on the date hereof.
[If for Required Capital Improvements and/or Tenant Improvements, complete the following chart and attach copies of invoices, bills paid affidavits and lien waivers relating to the costs to be paid.]

ITEM	TOTAL AMOUNT INCURRED LESS PRIOR DISBURSEMENTS
1)
2)
Total Additional Advance

[No further text on this page.]

This request for Additional Advance/release is submitted as of _______________, 20__.

BORROWER:
KBS SOR CITY TOWER, LLC,
a Delaware limited liability company

By:    KBS SOR ACQUISITION XXXII, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS SOR (BVI) HOLDINGS, LTD.,
a British Virgin Islands company limited by shares,
its sole member

By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole shareholder

By:    KBS STRATEGIC OPPORTUNITY REIT, INC.,
a Maryland corporation,
its sole general partner

By:    _____________________________
Jeffrey K. Waldvogel,
Chief Financial Officer